UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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TEGNA Inc.

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Proxy Statement 2016 Annual Meeting of Shareholders

MARCH 18, 2016

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on May 5, 2016 at 10:00 a.m. ET at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including an update on the Company’s performance as we approach the one year anniversary of the separation transaction, and entertain questions of general interest to shareholders.

2015 was a pivotal year for our Company – a year in which the hard work of transforming our business to position it for success in the digital age culminated in the creation of TEGNA, a company comprised of a portfolio of high-growth, high-margin media and digital businesses that provide content that matters and brands that deliver.

At TEGNA, we continue to empower the people we serve by delivering highly relevant, useful and smart content, when and how people need it, to make the best decisions possible – always focusing on delivering value to our shareholders. As always, our foundation remains our long-standing commitment to provide outstanding journalism across our TEGNA Media stations that better serves our communities.

We are proud of the successful efforts made by our more than 10,000 employees in driving TEGNA’s continuing transformation, finding new ways to engage audiences in today’s multi-platform environment and enhancing our alignment with the evolving needs of consumers, advertisers and marketers.

Thank you for your continued support.

Cordially,

Marjorie Magner Chairman of the Board	Gracia C. Martore President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-7000

Notice of Annual Meeting of Shareholders

To Our Shareholders: The 2016 Annual Meeting of Shareholders of TEGNA Inc. will be held for the following purposes:	MEETING INFORMATION DATE: May 5, 2016 TIME: 10:00 a.m. ET LOCATION: TEGNA Inc. 7950 Jones Branch Drive McLean, Virginia
➊	to consider and act upon a proposal to elect ten director nominees to the Company’s Board of Directors to hold office until the Company’s 2017 Annual Meeting of Shareholders;
➋	to consider and act upon a Company proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year;

➌	to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of our named executive officers; and

➍	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on March 7, 2016 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

An admission ticket is required for attendance at the Annual Meeting. Please see page 58 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Akin S. Harrison

Vice President, Associate General Counsel and Secretary

McLean, Virginia

March 18, 2016

Your Vote Is Important. Your shares should be represented at the annual meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. Shareholders of record can vote by proxy over the internet or by telephone by following the instructions provided in the notice of internet availability of proxy materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the internet as instructed on the proxy card you received. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions provided to you by that organization. You may revoke your proxy and vote in person if you decide to attend the annual meeting.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxypush.com/tgna	Dial the telephone number on your voter instruction form.	Send your completed and signed proxy card using the enclosed envelope	Attending the meeting

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 18, 2016.

2015: A Pivotal Year

2015 was a pivotal year in the history of our Company. We began the year as Gannett Co., Inc., a company primarily comprised of three distinct, leading businesses – a high margin, growing broadcasting business, a fast growing digital business and an innovative publishing business. To allow each business to focus on its specific strengths and objectives, on June 29, 2015, we spun-off our publishing business, which retained the name Gannett Co., Inc. (“Gannett”), to our shareholders (the “Spin-off”), retained the broadcasting and digital businesses and changed our name to TEGNA Inc. (the “Company”). The Spin-off has allowed us to focus on our significant opportunities for growth through our broadcasting and digital businesses.

Over the past several years, we have transformed our Company, catalyzed by our acquisitions of Belo Corp. in December 2013 and Cars.com on October 1, 2014, and culminating with the Spin-off, from a publishing and broadcasting company into a faster-growing, higher margin broadcasting and digital company. We have been a top performer in our industry as evidenced by our outstanding total shareholder returns. Our portfolio is comprised of 46 television stations covering more than 35 million households and leading edge digital businesses led by Cars.com and CareerBuilder. As a result, we believe we are well positioned to deliver strong growth into the future.

Although the Board of Directors, like the Company, underwent changes during 2015 in connection with the Spin-off, the Company was able to retain a significant amount of continuity on the Board of Directors and the Company’s leadership team:

•	Marjorie Magner continued as Chairman of the Board of the Company and Gracia Martore continued in her role as President and CEO;

•	Howard Elias, Lidia Fonseca, Marjorie Magner, Gracia Martore, Scott McCune, Susan Ness and Neal Shapiro continued as directors of the Company; and

•	Bruce Nolop was appointed to the Company’s Board of Directors, effective April 29, 2015; and Jill Greenthal and Henry McGee were appointed to the Company’s Board of Directors, effective immediately following the Spin-off, replacing three former directors who resigned to become Gannett directors in connection with the Spin-off.

Proposal 1—Election of Directors

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors. The Board of Directors held ten meetings during 2015. Each director attended all of the meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2015. All directors then serving on the Board attended the 2015 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2016 Annual Meeting will serve one-year terms expiring at the Company’s 2017 Annual Meeting of Shareholders. The Board, upon the recommendation of its Nominating and Public Responsibility Committee, has nominated the following nominees, each of whom the Board believes will be available and able to serve as a director: Howard D. Elias, Lidia Fonseca, Jill Greenthal, Marjorie Magner, Gracia C. Martore, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop and Neal Shapiro. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2016 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees to serve as directors of the Company until the Company’s 2017 Annual Meeting and until their successors are elected and qualified.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Leadership Structure

BOARD LEADERSHIP STRUCTURE

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our shareholders.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•	serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board believes that evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership, considering the Company’s risks in the context of the Company’s strategic plan and operations. In addition, the Company has implemented an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls and the Executive Compensation Committee reviews risks relating to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Executive Compensation Committee with the assistance of its independent compensation consultant has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and shareholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, other than Gracia C. Martore, all of our current directors are, and all directors who served during the Company’s most recently completed fiscal year were, “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an

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Director Independence

organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

•	Employment of a director or a director’s immediate family member by a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	A director’s position as a director with, or the direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the permitted thresholds above; and

•	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2015, and will meet in executive sessions as appropriate throughout 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since December 29, 2014, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

On December 8, 2015, the Board approved a related person transaction policy that formalized procedures the Company already had in place relating to transactions with related persons by outlining the procedures that directors not involved in the transaction will follow in connection with reviewing certain transactions involving the Company and related persons. The policy takes into account the categories of transactions that the Board has determined are not material in making determinations regarding independence and requires directors and executive officers to notify the Company’s chief legal officer of any potential related person transactions.

CORPORATE GOVERNANCE

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our shareholders. Other important corporate governance practices of the Company include the following:

•	All of our directors are elected annually.

•	We do not have a shareholder rights plan (poison pill) in place.

•	Nine of our ten directors are independent.

•	We have a robust shareholder engagement program.

•	We separate the positions of Chairman and CEO and have an independent Chairman.

•	We have a majority vote standard for director elections in an uncontested election and a director resignation policy.

•	We have a single class share capital structure with all shareholders entitled to vote for director nominees.

•	Our directors and senior executives are subject to stock ownership guidelines.

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Corporate Governance

•	Our equity plans prohibit option repricing.

•	The Board is subject to an annual performance evaluation.

•	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

•	We maintain a clawback policy.

•	We maintain anti-hedging and anti-pledging policies.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

SHAREHOLDER ENGAGEMENT

The Company is committed to the interests of its shareholders and recognizes that communicating with shareholders on a regular basis is a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on what we can do better and to help our shareholders better understand our performance and strategic plan. In addition to answering questions from shareholders on its quarterly earnings calls, Company management regularly engages with investors by participating in industry media conferences. Management also meets in person and by telephone with many shareholders at other times throughout the year to solicit input and answer questions on a variety of topics. Company management shares shareholder viewpoints with the Board, and the Executive Compensation Committee takes this feedback into account when it reviews the Company’s executive compensation program. We believe our regular engagement with shareholders has been productive and provides an open exchange of ideas and perspectives for both the Company and its shareholders.

In anticipation of the completion of the Spin-off, the Company held an Investor Day in June 2015 to discuss the strategy, growth opportunities, financial projections and capital structure of its post-Spin-off business. Our Board reviewed and fully supported the strategic framework for long term value creation that we articulated during our Investor Day. This strategic framework continues to be the foundation for the Company’s growth going forward. More recently, during the fourth quarter of 2015, the Company reached out to shareholders representing more than 50% of our outstanding shares in order to understand their viewpoints concerning the Company following the Spin-off, including those in relation to corporate governance and compensation matters, and to offer an opportunity to meet with our Chairman and our President and CEO. Shareholder response to our outreach program has been favorable. The Company also has a policy that all of our directors attend our Annual Meeting of Shareholders, which presents yet another opportunity for us to engage directly with our shareholders. For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.tegna.com. Any shareholder who has an inquiry or meeting request is invited to contact Jeff Heinz, Vice President/Investor Relations, at 703-854-6917.

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Information About Directors

INFORMATION ABOUT DIRECTORS

The members of our Board have a diverse set of qualifications, skills and experiences and also reflect diversity of age, tenure and gender.

The Nominees

The following director nominees are currently serving on the Board and have been unanimously nominated by the Board on the unanimous recommendation of the Nominating and Public Responsibility Committee to stand for re-election at the Company’s 2016 Annual Meeting for a one-year term. The principal occupation and business experience of each nominee, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Howard D. Elias President and COO, EMC Global Enterprise Services Age: 58 Director since: 2008

Experience:

Mr. Elias, 58, has been President and Chief Operating Officer, EMC Global Enterprise Services since January 2013 and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. Since October 2015, Mr. Elias has also been responsible for leading the development of EMC Corporation’s integration plans in connection with its proposed transaction with Dell Inc. Previously, Mr. Elias served as President, EMC Global Services and Resource Management Software Group; and Executive Vice President, EMC Corporation from September 2007 to September 2009; and Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007.

Qualifications:

Mr. Elias has extensive management, leadership and operational expertise in cloud computing, supply chain, marketing, corporate development and managing global customer support and other service organizations, and broad global business experience in information technology and management as a result of the various senior leadership positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital Equipment Corp., AST Research and Tandy Corporation. He has served as a TEGNA director since 2008.

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Information About Directors

Lidia Fonseca CIO and Senior Vice President, Quest Diagnostics Age: 47 Director since: 2014

Experience:

Ms. Fonseca, 47, is Chief Information Officer and Senior Vice President of Quest Diagnostics, a position she has held since April 2014. Previously, she served as Chief Information Officer and Senior Vice President of Laboratory Corporation of America (LabCorp) from 2008 to 2013.

Qualifications:

Ms. Fonseca has extensive expertise in data analytics, automation, building outstanding client experiences, overseeing strategic transformations, and leading strategic information technology operations as a result of the various senior leadership positions she has held in supply chain management and information technology with Quest Diagnostics, LabCorp, Synarc Inc. and Philips Healthcare. She has served as a TEGNA director since 2014.

Jill Greenthal Senior Advisor, Private Equity Group of The Blackstone Group Age: 59 Director since: 2015

Experience:

Ms. Greenthal, 59, has been a Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager and provider of financial services, since September 2007. From 2003 until September 2007, she was a Senior Managing Director in Blackstone’s Advisory Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston, an investment bank.

Qualifications:

Ms. Greenthal was identified by a search firm retained by the Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. Subsequent to Ms. Greenthal’s interview with the members of the Committee, our Chairman and our President and Chief Executive Officer, the Committee considered Ms. Greenthal’s qualifications and experience in accordance with its charter mandate and unanimously recommended that she be elected to our Board based on her experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and financial matters, and her extensive experience working with Internet and media companies as they have built their businesses. Ms. Greenthal currently serves on the board of directors of Akamai Technologies, Inc., Houghton Mifflin Harcourt, and The Weather Channel Companies. She previously served as a director of Freedom Communications, Michaels Stores, Orbitz Worldwide and Universal Orlando. Our Board elected Ms. Greenthal as a TEGNA director effective as of June 29, 2015.

Marjorie Magner Chairman of TEGNA; Managing Partner; Brysam Global Partners Age: 66 Director since: 2006

Experience:

Ms. Magner, 66, was named the Chairman of TEGNA in October 2011 and is the Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets that was founded in January 2007. She was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987.

Qualifications:

Ms. Magner currently serves as a director of Accenture Ltd. and Ally Financial Inc. Ms. Magner has financial expertise, extensive management, leadership and global operating experience in retail banking, consumer finance and credit cards, and in executing strategic transactions in the consumer finance industry as a result of the various senior leadership positions she has held with Citigroup and CitiFinancial. She has served as a TEGNA director since 2006.

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Information About Directors

Gracia C. Martore President and CEO of TEGNA Age: 64 Director since: 2011

Experience:

Ms. Martore, 64, became President and Chief Executive Officer and a director of TEGNA in October 2011. She served as President and Chief Operating Officer from February 2010 until October 2011. She was Executive Vice President and CFO of TEGNA from 2006 to 2010, and served as Senior Vice President and CFO from 2003 to 2006. She has served the Company in various other executive capacities since 1985. Ms. Martore is also a director of WestRock Company, FM Global and The Associated Press and a member of the Board of Trustees of The Paley Center for Media.

Qualifications:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership and operational expertise in, and intimate knowledge of, all aspects of the Company’s business, as well as close working relationships with the Company’s senior leadership team as a result of her 30 years of experience in a variety of senior leadership roles with the Company.

Scott K. McCune CEO, McCune Sports & Entertainment Ventures Age: 59 Director since: 2008

Experience:

Mr. McCune, 59, is the CEO of McCune Sports & Entertainment Ventures, a consulting firm focused on the business of sports and entertainment. Prior to his retirement in March 2014, Mr. McCune spent 20 years at The Coca-Cola Company serving in a variety of roles, including Vice President, Global Partnerships and Experiential Marketing from 2012 to 2014; Vice President, Integrated Marketing from 2005 to 2011; Vice President, Worldwide Sports & Entertainment Marketing and Vice President, Worldwide Media from 2002 to 2004. He also spent 10 years at Anheuser-Busch Inc. where he held a variety of positions in marketing and media.

Qualifications:

Mr. McCune has extensive expertise in all aspects of consumer marketing including worldwide media, licensing, and sports and entertainment marketing strategies, creating marketing partnerships, activating global marketing platforms (e.g., The Olympic Games) and building and leading a global consumer marketing team as a result of the various senior leadership roles that he has held with The Coca Cola Company and Anheuser-Busch Inc. He has served as a TEGNA director since 2008.

Henry W. McGee Senior Lecturer; Harvard Business School Age: 63 Director since: 2015

Experience:

Mr. McGee, 63, has been a Senior Lecturer at Harvard Business School since July 2013. Previously, he served as a consultant to HBO Home Entertainment from April 2013 to August 2013 after serving as President of HBO Home Entertainment from 1995 until his retirement in March 2013. Mr. McGee held the position of Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee is also a former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center.

Qualifications:

Mr. McGee was identified by a search firm retained by the Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. Subsequent to Mr. McGee’s interview with the members of the Committee, our Chairman and our President and Chief Executive Officer, the Committee considered Mr. McGee’s qualifications and experience in accordance with its charter mandate and unanimously recommended that he be elected to our Board based on his significant operational, marketing and wholesale distribution expertise, his business, leadership and management experience as well as a deep understanding of the use of technology and all aspects of wholesale distribution and international markets. Mr. McGee currently serves as a director of AmerisourceBergen Corporation and previously served on the boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation. Our Board elected Mr. McGee as a TEGNA director effective as of June 29, 2015.

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PROPOSAL 1—ELECTION OF DIRECTORS

Information About Directors

Susan Ness Senior Fellow; Center for Transatlantic Relations at John Hopkins University’s School of Advanced International Studies Age: 67 Director since: 2011

Experience:

Ms. Ness, 67, is a Senior Fellow at the Center for Transatlantic Relations at John Hopkins University’s School of Advanced International Studies (SAIS), and a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. She is also a Trustee of the Committee for Economic Development (CED) and an Affiliated Expert of the Information Technology and Innovation Foundation (ITIF). She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting female audiences for syndication on radio and other platforms. She has served on the Board of Vital Voices Global Partnership since 2011, and from 2011 to 2014 she served on the J. William Fulbright Foreign Scholarship Board (Vice Chair in 2012 and 2013). Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008, and on the post-bankruptcy board of Adelphia Communications Corp. from 2003 to 2007.

Qualifications:

Ms. Ness has extensive experience and expertise in global communications issues, setting and implementing communications policy, particularly with respect to global and domestic spectrum policy matters, facilitating the deployment of new communications technologies and advising communications companies from her service as an FCC commissioner, and as principal executive at GreenStone Media, LLC and Susan Ness Strategies. She has served as a TEGNA director since 2011.

Bruce P. Nolop Retired CFO; E*Trade Financial Corporation Age: 65 Director since: 2015

Experience:

Mr. Nolop, 65, retired in 2011 from E*Trade Financial Corporation, where he served as Executive Vice President and Chief Financial Officer from September 2008 through 2010. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008 and Managing Director of Wasserstein Perella & Co. from 1993 to 2000. Previously, he held positions with Goldman, Sachs & Co., Kimberly-Clark Corporation and Morgan Stanley & Co.

Qualifications:

Mr. Nolop was identified by a search firm retained by the Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. Subsequent to Mr. Nolop’s interview with the members of the Committee, our Chairman and our President and Chief Executive Officer, the Committee considered Mr. Nolop’s qualifications and experience in accordance with its charter mandate and unanimously recommended that he be elected to our Board based on his significant experience in financial accounting and corporate finance, as well as his familiarity with internal financial controls and strategic transactions, acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker. Mr. Nolop is also a director of Marsh & McLennan Companies, Inc., On Deck Capital, Inc. and privately-held CLS Group. Our Board elected Mr. Nolop as a TEGNA director effective as of April 29, 2015.

Neal Shapiro President and CEO; public television company WNET Age: 58 Director since: 2007

Experience:

Mr. Shapiro, 58, is President and CEO of the public television company WNET which operates three public television stations in the largest market in the country: Thirteen/WNET, WLIW and NJTV. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also serves on the Board of Directors of the Public Broadcasting Service (PBS), the Institute for Non-profit News (INN), the Board of Trustees at Tufts University and the alumni board of the Communications and Media Studies program at Tufts University.

Qualifications:

Mr. Shapiro has extensive experience and expertise in broadcasting, news production and reporting, journalism and First Amendment issues and has successfully built and led global news organizations as a result of the various senior leadership roles that he has held with WNET and NBC. He has served as a TEGNA director since 2007.

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PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its four committees: the Audit Committee, Executive Committee, Executive Compensation Committee and Nominating and Public Responsibility Committee. The following chart shows the current memberships and chairpersons of each of our Board committees and the number of committee meetings held during 2015.

	# of Meetings Held	Elias	Fonseca	Greenthal	Magner	Martore	McCune	McGee	Ness	Nolop	Shapiro
Audit	10			●	●				●	C
Executive	0	●			C	●				●	●
Executive Compensation	5	C	●		●		●
Nominating and Public Responsibility	5							●	●		C

C – Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that Bruce P. Nolop is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met ten times in 2015.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee did not meet in 2015.

Executive Compensation Committee

The Executive Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s CEO and other senior executives, including members of the TEGNA Leadership Team and certain other Company officers. The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained in the Company’s Proxy Statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met five times in 2015.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for approving equity grants to our senior executives. The Committee historically has delegated to the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Under its charter, the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	Provision of other services to the Company by the person that employs the consultant;

•	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person’s total revenue;

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

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PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

•	Any business or personal relationship between the consultant and any member of the Committee;

•	Ownership by the consultant of the Company’s stock; and

•	Any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Company.

The Committee retains Meridian Compensation Partners, LLC (Meridian) as its consultant to advise it on executive compensation matters. After considering the six factors used by the Committee to evaluate independence, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. Meridian specifically has provided the following services to the Committee:

•	Participated in the design of the compensation plans, policies and practices of the Company;

•	Participated in Committee executive sessions without management present;

•	Assisted in analyzing executive compensation practices and trends, the appropriate relationship between pay and performance and other relevant compensation-related matters;

•	Consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	Participated in the design of the Company’s Change in Control Severance Plan and its Executive Severance Plan, each of which was adopted by the Committee following the Spin-off;

•	Participated in the administration of the Company’s 2016 equity award program, including providing input relating to Spin-off related adjustments to outstanding equity awards and the selection of appropriate peer groups for the resulting companies in connection with the Spin-off; and

•	Reviewed the CD&A and other compensation related disclosures contained in this Proxy Statement.

Nominating and Public Responsibility Committee

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. In 2015, the Committee focused much of its attention on continuing to identify potential director candidates for both the Company and Gannett Co., Inc. in anticipation of the Spin-off. This Committee met five times in 2015.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee periodically retains search firms to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2017 Annual Meeting should mail their suggestions to TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 25, 2017. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The By-laws of the Company establish a mandatory retirement age of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was

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Committees of the Board of Directors

employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. You may also obtain a copy of any of these documents without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. You may also obtain a copy of the Ethics Policy without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the “Investors” menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline staffed by an independent third party for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-695-1704 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page under the “Investors” menu of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints and is responsible for setting the compensation of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

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PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2014 and 2015, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“EY”), billed the Company the following fees and expenses:

	2014	2015
Audit Fees(1)(2)	$4,809,000	$3,628,087
Audit-Related Fees(3)	$280,000	$300,000
Audit-Related Fees – Spin-off(3)	$1,000,000	$2,350,000

Audit-Related Fees - Total(3)	$1,280,000	$2,650,000
Tax Fees(4)	$235,000	$291,443
All Other Fees(5)	$0	$0

Total(6)	$6,324,000	$6,569,530

(1)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. The Audit Fees for 2014 include amounts for audit procedures performed in respect of the former Belo television stations and Cars.com in support of the Company’s integrated audit. Fees for CareerBuilder, LLC for audit services in 2014 and 2015 were $675,000 and $620,000, respectively.
(2)	The 2014 fees for audit services shown in this row include services provided by EY in connection with the Company’s acquisition of the remaining 73% interest in Classified Ventures, LLC, the owner of Cars.com, and London Broadcasting Company. These fees totaled $200,000 for 2014.
(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audit of the financial statements to be issued in connection with the Spin-off and the audits of employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.
(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. All of these services were pre-approved by the Audit Committee as described below.
(5)	No services were rendered during either 2014 or 2015 that would cause EY to bill the Company amounts constituting “All Other Fees.”
(6)	The total fees reflected above for 2014 and 2015 include amounts for CareerBuilder, LLC, in which the Company holds a 52.9% controlling interest. These fees totaled $675,000 and $620,000 for 2014 and 2015, respectively, and represent 100% of the amounts billed by EY related to services provided to CareerBuilder, LLC, although the Company’s actual share, based on agreements with our partners in CareerBuilder, LLC, are $357,000 and $278,000 for 2014 and 2015, respectively.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all EY services periodically throughout the year and discusses such services with management and EY. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by EY to its Chair, Bruce P. Nolop. Mr. Nolop may pre-approve up to $100,000 in services provided by EY, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2015 audited financial statements, the Audit Committee received from EY written disclosures and a letter regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Statements on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

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Report of the Audit Committee

The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2015. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2015 fiscal year, and the Board has approved that recommendation.

Audit Committee

Bruce P. Nolop, Chair

Jill Greenthal

Marjorie Magner

Susan Ness

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Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2016. EY was first appointed the Company’s independent registered public accounting firm in 2005 and we believe that the retention of EY is in the best interests of the Company and its shareholders. Upon the recommendation of the Audit Committee, the Board of Directors is submitting the appointment of EY as the Company’s independent registered public accounting firm for shareholder ratification at the 2016 Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

Our By-laws do not require that the shareholders ratify the appointment of EY as our independent registered public accounting firm. We are seeking ratification because we value our shareholders’ views on the Company’s independent registered accounting firm and believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but in its discretion may choose to retain EY as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The Audit Committee believes it is important for the independent auditor to maintain its objectivity and independence. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For lead and concurring review audit partners, the maximum number of years of service in that capacity is five years. The Audit Committee and its Chairman are involved in the process for selecting the lead audit partner.

A representative of EY is expected to be present at the 2016 Annual Meeting. The EY representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The approval of this Proposal 2 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote. Your bank, broker or other intermediary may vote without your instructions on this proposal.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2015 fiscal year were: Gracia C. Martore, President and Chief Executive Officer, Victoria D. Harker, Executive Vice President and Chief Financial Officer, David T. Lougee, President/TEGNA Media, John A. (Jack) Williams, President/TEGNA Digital, and Todd A. Mayman, Executive Vice President/Chief Legal and Administrative Officer.

On June 29, 2015, the Company completed the previously announced separation of its publishing business and its affiliated digital platforms from its broadcasting and digital businesses in order to create two publicly traded companies with impressive scale and financial strength. In connection with the Spin-off, Robert J. Dickey resigned from his position with the Company in order to become the President and Chief Executive Officer of Gannett Co., Inc. (Gannett). Mr. Dickey is included in certain sections of this Proxy Statement as a result of the compensation he earned prior to the Spin-off as President/U.S. Community Publishing. When we discuss in this Compensation Discussion and Analysis section our compensation objectives for our NEOs for 2015 and prospectively, we are addressing only those NEOs who are continuing to serve as executive officers: Ms. Martore, Ms. Harker, Mr. Lougee, Mr. Williams and Mr. Mayman, unless otherwise noted.

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EXECUTIVE COMPENSATION

Executive Summary

Executive Summary

This Executive Summary will provide an overview of the following key areas: Shareholder Return, Performance Highlights, Pay for Performance, Committee Responsibilities, Guiding Principles, Compensation-Related Governance Practices and Say on Pay.

SHAREHOLDER RETURN

TEGNA OUTPERFORMED THE S&P 500 AND ITS PEER GROUP ON TOTAL SHAREHOLDER RETURN (TSR) OVER THE PAST 1-, 3- AND 5-YEAR PERIODS.

These graphs show that our Company’s stock outperformed the S&P 500 Index and an index comprised of the Company’s 2015-2017 TSR Peer Group (“Peer Group”) over the 1-year, 3-year and 5-year periods ending December 31, 2015. (See page 25 of this Proxy Statement for a list of the companies included in the Peer Group.) The S&P 500 Index includes 500 U.S. companies in the industrial,

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Executive Summary

utilities and financial sectors and is weighted by market capitalization. The total returns of the Peer Group also are weighted by market capitalization. The 1-year, 3-year and 5-year graphs depict representative results of investing $100 in the Company’s common stock, the S&P 500 Index and Peer Group (excluding AOL Inc. and Media General Inc. due to completed and pending acquisitions) at market close on December 31 of 2014, 2012 and 2010, respectively. They assume that dividends were reinvested monthly with respect to the Company’s common stock, daily with respect to the S&P 500 Index and monthly with respect to each Peer Group company, with the Company’s post-Spin-off results calculated using the combined result of one TEGNA share and one-half Gannett share beginning June 29, 2015.

PERFORMANCE HIGHLIGHTS

TEGNA ACHIEVED SOLID FINANCIAL RESULTS IN 2015 AND RETURNED SUBSTANTIAL VALUE TO SHAREHOLDERS.

Operating Revenues $3.05 BILLION	Adjusted EBITDA $1.06 BILLION	Free Cash Flow $557.1 MILLION	Returned $439 million to Shareholders

Highlights of the Company’s 2015 performance included:

Spin-off. On June 29, 2015, we successfully completed the previously announced spin-off of the Company’s publishing business and its affiliated digital platforms.

Increased revenues. Total revenues of the Company were up 16% compared to 2014.

Record year for TEGNA Digital. Our Digital business had a record year with $1.37 billion in revenue, a 47% increase over 2014.

Strong year for TEGNA Media. Despite the absence of $200 million in political and Winter Olympics advertising revenues that benefitted 2014, TEGNA Media achieved revenue of $1.68 billion, just a $10 million decline from 2014.

Outstanding Adjusted EBITDA growth. The Company’s Adjusted EBITDA was $1.06 billion (representing net income from continuing operations attributable to the Company before net income attributable to noncontrolling interests, income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization), an increase of 16% compared to 2014.

Strong free cash flow. The Company generated $557.1 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property, plant and equipment” and increased by “Voluntary pension employer contributions, net of tax”).

PAY FOR PERFORMANCE

The Committee supports compensation policies that place a heavy emphasis on pay-for-performance, and has committed that for each year at least 50% of NEO annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets. In 2015, the percentage of NEO annual equity awards (based on number of shares) that were performance-based ranged from approximately 58% for most NEOs, to 69% for our CEO. Based on award value, 75% of our CEO’s annual equity award and 65% of the annual equity award of each of the other NEOs was performance-based. The Company awards performance shares that may be earned based on how the Company’s total shareholder return (TSR) compares to the TSR of the Company’s Peer Group during a three-year measurement period.

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Executive Summary

OUR CEO’S REALIZED PAY SHOWS STRONG ALIGNMENT TO OUR TOTAL SHAREHOLDER RETURN

The following chart compares Ms. Martore’s Adjusted Summary Compensation Table (SCT) Compensation and Realized Pay between 2013 and 2015 in comparison to our cumulative 3-year total shareholder return relative to the Peer Group. During this period, her Realized Pay has exceeded her Adjusted SCT Compensation due to outstanding absolute and relative total shareholder returns.

Ms. Martore’s Realized Pay between 2013 and 2015 consisted of:

	2013 ($)	2014 ($)	2015 ($)
Base salary received	900,000	1,000,000	1,000,000
Bonus	2,000,000	2,750,000	2,750,000
Stock option exercises	0	1,292,640	2,385,596(1)
RSU/Performance share vesting	2,831,820	10,398,380	8,564,245(1)
Total*	5,731,820	15,441,020	14,699,841

(1)	These amounts include the value of Gannett Co., Inc. stock options exercised by Ms. Martore in 2015 after the Spin-off, RSUs that vested on December 31, 2015 that were settled in shares of Gannett stock and Gannett shares acquired by Ms. Martore on February 1, 2016 in respect of the payout of performance shares for the 2013 - 2015 Incentive Period.

The amount of pay presented for Ms. Martore and other NEOs in the Summary Compensation Table includes the grant date fair value of long-term incentive awards for accounting purposes. Based on the performance of our share price and how the Company’s total shareholder return compares to the total shareholder returns of our Peer Group, the amount of pay actually realized by our NEOs from these awards may differ significantly from their accounting value. As a result, we believe it is useful to compare Ms. Martore’s Realized Pay between 2013 and 2015 with her Adjusted SCT Compensation for the same period. For this purpose, we define:

•

“Adjusted SCT Compensation” as the compensation reported in the Summary Compensation Table for the applicable year, adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All

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Executive Summary

Other Compensation.” We excluded these items because they either represent amounts that will not become realized pay until termination of employment or later or are not part of our core compensation program.

•	“Realized Pay” as the sum of (i) actual base salary and bonus paid for the applicable year plus (ii) the amount reported in the “Option Exercises and Stock Vested” table upon the vesting of RSUs and Performance Shares or exercise of stock options.

The preceding chart and table are not substitutes for the information required to be included in the Summary Compensation Table, but provide additional information with regard to Ms. Martore’s pay.

68% OF OUR CEO’S PAY IS PERFORMANCE-BASED

COMMITTEE RESPONSIBILITIES

The Committee oversees the Company’s executive compensation program and is responsible for:

•	Evaluating and approving the Company’s executive compensation plans, principles and programs;

•	Administering the Company’s equity incentive plans and granting bonuses and equity awards to our senior executives; and
•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

The Committee also regularly reviews other components of executive compensation, including benefits, perquisites and post-termination pay.

GUIDING PRINCIPLES

In making its NEO compensation decisions, the Committee is guided by the following principles:

•	Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.” Bonuses should reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year. In contrast, long-term equity awards are forward-looking, designed primarily to reward future service and performance rather than past performance. As such, the value of equity award opportunities will tend to vary less from year to year.

•	Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

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Executive Summary

•	Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to closely align the interests of our executives with those of our shareholders.

•	Pay competitively—We are committed, as a leader in our industry, to awarding compensation that reflects our position in the market and is generally in line with that paid to executives holding similar positions at peer and comparable companies.

•	Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. As a key part of our alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. The required levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board. Our senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their annual base salary (shares are valued at the average price of the Company’s stock during the six month period immediately preceding the date of determination).

The following table reflects the minimum guideline for each NEO and the progress each NEO has made towards meeting the minimum guideline as of December 31, 2015, based on the closing price of a share of Company stock on such date. All of the NEOs have exceeded the guidelines.

NAME	MINIMUM GUIDELINE MULTIPLE OF BASE SALARY	MULTIPLE OF BASE SALARY ACHIEVED AS OF 12/31/2015
MS. MARTORE	6X	14.4X
MS. HARKER	3X	3.9X
MR. LOUGEE	2X	3.2X
MR. WILLIAMS	2X	3.8X
MR. MAYMAN	1X	5.6X

The minimum guideline is one time base salary for other key senior executives of the Company. The Company’s stock ownership guidelines require that executives hold all after-tax shares they receive from the Company as compensation until they have met the stock ownership guidelines detailed above.

COMPENSATION-RELATED GOVERNANCE PRACTICES

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

•	Performance-based pay. We provide the majority of compensation for our NEOs in the form of performance-based compensation.

•	Outcome alignment. Each year we review the Company’s compensation and financial performance against internal budgets, financial results from prior years and Peer Group market data to make sure that executive compensation outcomes are aligned with the absolute and relative performance of the Company.

•	Clawback. We have a recoupment policy which provides that fraud or intentional misconduct by any employee that results in an accounting restatement due to material non-compliance with the securities laws would trigger a recoupment of certain incentive compensation from the responsible employee, as determined by the Committee.

•	All new change-in-control arrangements are double trigger without excise tax gross-ups. Executives who became eligible to participate in a change-in-control severance plan after April 15, 2010 will not receive severance if they voluntarily terminate their employment without good reason following a change in control of the Company, and those executives are not eligible for an excise tax gross-up.
•	No income tax gross-ups. We no longer offer income tax gross-ups except in our relocation program.

•	Good stock option practices. We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

•	Anti-hedging. We maintain a policy that prohibits the Company’s employees and directors from hedging or short-selling the Company’s shares.

•	Anti-pledging. We maintain a policy that prohibits the Company’s executive officers and directors from pledging the Company’s shares.

•	Risk evaluation. We regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

•	TSR peers. We review the Company’s TSR Peer Group annually and, if appropriate, adjust it in connection with new grants, to make sure it accurately reflects the Company’s business mix.

•	No unearned dividends. We do not pay dividends or dividend equivalents on unearned TSR performance shares or unpaid restricted stock unit awards granted to employees.

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EXECUTIVE COMPENSATION

Executive Summary

•	No cash buyouts. The Company amended the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010) (2010 Plan) to formalize its long-standing practice of prohibiting cash buyouts of underwater stock options without shareholder approval.

The Committee has further strengthened the Company’s compensation-related governance practices and policies by recently approving the following change:

•	Double-trigger equity vesting upon a change in control. For awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

SAY ON PAY

At last year’s annual meeting of shareholders, approximately 96% of the votes cast were in favor of the Company’s Say on Pay proposal, indicating strong support for the Company’s executive compensation program, including the long-term incentive program described in the Company’s 2015 Proxy Statement. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM

Key Components of Annual Compensation Decisions

The Company has designed an executive compensation program that is currently comprised of several components, as more fully discussed in the pages that follow. The key components of the Company’s annual compensation decisions are described in the following table.

	COMPONENT	DESCRIPTION	PERFORMANCE CONSIDERATIONS	OBJECTIVE
Short Term Cash Compensation	BASE SALARY	Pay for service in executive role.	Based on the nature and responsibility of the position, achievement of key performance indicators, internal pay equity among positions and competitive market data.	Attraction and retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	ANNUAL BONUS	Short-term program providing NEOs with an annual cash bonus payment.	Based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	Reward performance in attaining individual and Company performance goals.
Long-Term Equity Incentives	PERFORMANCE SHARES

Long-term program through which participants are given an opportunity to earn shares of Company common stock based upon how the Company’s total shareholder return over a three-year performance period compares to the total shareholder returns of the Company’s TSR Peer Group (as defined below) over the same period.

			Based on the achievement of the Company’s long-term financial goals and the creation of long term shareholder value as compared to a group of the Company’s peers.	Drive shareholder returns, align the interests of executives with those of shareholders, foster stock ownership and promote retention.
	RESTRICTED STOCK UNITS (RSUS)	Long-term program providing for delivery of shares of common stock upon continued employment.	Based on the achievement of the Company’s financial and strategic goals and the creation of shareholder value.	Retain executives, foster stock ownership and align their interests with those of shareholders.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

HOW THE COMMITTEE DETERMINES NEO COMPENSATION

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from the Committee’s independent compensation consultant, the Committee’s assessment of the NEOs and the Company’s performance and achievement of its strategic plan. While the Committee takes management recommendations into account when determining NEO compensation, the Committee relies primarily on its collective judgment of the performance of the Company and our NEOs in light of the challenges confronting our businesses and our progress toward achieving the Company’s strategic plan. The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described in the Executive Summary of this Compensation Discussion and Analysis.

Factors Considered by the Committee

The Committee uses key performance indicators (KPIs) as its principal evaluation tool for NEO compensation decisions. KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of revenue, profit, product and people. Quantitative KPIs include, where appropriate, revenue, adjusted EBITDA, operating income and digital goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. For 2015, the CEO’s KPIs were heavily weighted toward the Company’s financial performance, and the execution of a strategic plan that positions the Company for the future. The KPIs for the other NEOs were heavily weighted toward the financial performance of the divisions and operations for which they are responsible. Each KPI is weighted based upon its relative importance, with revenue and adjusted EBITDA representing more than 50% of the weighting for each NEO other than Mr. Mayman, our Chief Legal and Administrative Officer.

The Committee also considers the financial performance of the Company using the following financial measures: total revenues, operating income, net income attributable to TEGNA, income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, free cash flow per diluted share, after tax cash flow per share, operating income as a percentage of sales and debt to EBITDA, although no one measure is given greater weight than the others. In assessing these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and the Company’s financial results from prior years. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success.

In addition, the Committee evaluates the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

Comparative Market Data

To assist the Committee in making decisions affecting 2015 NEO compensation, Company management provided it with a report regarding, among other things, executive compensation trends and practices, which the Committee reviewed and used in its year-end compensation decisions. Management also reviewed data from the Towers Watson Media Compensation Survey, the Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey and proxy data from Equilar, a widely used source of executive compensation information (collectively, “Comparative Market Data”). The Company compares its NEO salaries, bonuses and equity compensation to those of companies in the media sector and other companies with comparable revenues and ratios of profits to revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies and to confirm that the elements of our compensation program—and the range of amounts we pay our executives for each element—are appropriate in the context of the broad market reference points provided by the Comparative Market Data. The Company does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

BASE SALARY

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which supported the conclusion that our NEOs’ base salaries were generally in line with the market.

Based on these factors and the Company’s strong 2014 performance, the Committee set 2015 NEO base salaries as follows:

EXECUTIVE	2015 BASE SALARY
Ms. Martore	$1,000,000
Ms. Harker	$670,000
Mr. Lougee	$700,000
Mr. Williams	$600,000
Mr. Mayman	$580,000

ANNUAL BONUSES

Our NEOs participate in an annual bonus program, which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. Bonuses are designed to reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year.

The Committee, in consultation with its independent compensation consultant, considers bonus guidelines developed by our President and CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards and HR Services. These guideline amounts are calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which indicated that the bonus guidelines we selected were generally in line with the market.

Based on these factors, management recommended, and the Committee approved, the following 2015 bonus guideline opportunities for our NEOs:

EXECUTIVE	BASE SALARY	TARGET PERCENTAGE OF BASE SALARY	BONUS GUIDELINE AMOUNT
Ms. Martore	$1,000,000	125%	$1,250,000
Ms. Harker	$670,000	100%	$670,000
Mr. Lougee	$700,000	100%	$700,000
Mr. Williams	$600,000	75%	$450,000
Mr. Mayman	$580,000	70%	$406,000

For purposes of the amount of the bonuses actually paid, the Committee considered the following Company financial metrics and strategic accomplishments in reaching its bonus decisions for 2015:

•	The Company’s successful completion of its plan to create two publicly traded companies, one exclusively focused on its Broadcasting and Digital businesses, and the other on its Publishing business and its affiliated digital platforms, to further execute on the Company’s strategic plan.

•	Adjusted EBITDA: $1.06 billion (representing net income from continuing operations attributable to the Company before net income attributable to noncontrolling interests, income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization), an increase of 16% compared to 2014.

•	Operating Revenue: $3.05 billion, an increase of 16% compared to 2014.

•	The Company generated $557.1 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property, plant and equipment” and increased by “Voluntary Pension Employer Contributions, Net of Tax”).

•	Non-GAAP earnings per share from continuing operations (diluted): $1.44, up 18% year-over-year.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

In addition, the Committee considered the following contributions made by each NEO in reaching its 2015 bonus decisions:

•	Ms. Martore’s leadership resulted in 2015 being a pivotal year in the history of the Company. The completion of the Spin-off in June 2015 was the culmination of a multi-year transformation process she initiated when she became CEO in October 2011. Since that time, we have added significant scale, building, acquiring and integrating high-performing broadcast and digital assets that are leaders in growing sectors, highlighted by the acquisition of Belo Corp. in December 2013, several London Broadcasting Company TV stations in July 2014, and full control of Cars.com in October 2014. Ms. Martore has been the architect of our Company’s transformation and led and stewarded each aspect of these changes. Her bonus for 2015 reflects these achievements as well as her continued efforts to create long-term shareholder value through the Company’s strategic plan, and creating an environment that motivates the senior leadership team to support and execute it. Her bonus also reflects the Company’s outstanding financial performance in 2015, including a record year by TEGNA Digital and strong financial results for TEGNA Media despite expected challenging political and Olympics advertising comparisons, helping to drive a 16% increase in our Adjusted EBITDA to $1.06 billion. The Committee believes the bonus award for Ms. Martore is commensurate with the Company’s success in 2015 and her role as CEO in achieving that success.

•	Ms. Harker’s bonus reflects her role in the planning, preparation for and completion of the Spin-off, her role in securing the Company’s multi-year credit facilities, enhancing the strength of the Company’s capital structure and the financial performance of the Company’s businesses, redesigning workflows to achieve efficiencies, and leading several significant tax planning and cost control initiatives.

•	Mr. Lougee’s bonus reflects his role in leading TEGNA Media to achieve strong financial results despite expected challenging political and Olympics advertising comparisons, the successful renewal of affiliation agreements with two of our major TV network partners and retransmission agreements with several content distributors and the integration of the London television stations.

•	Mr. Williams’ bonus reflects his role in leading TEGNA Digital to achieve record financial results, the successful integration of Cars.com, the successful launches by Cars.com of service, repair, sell and trade products as part of its overall strategy to expand its new product development pipeline, his oversight of CareerBuilder’s continuing SaaS (software as a service) transformation, and his role overseeing TEGNA’s portfolio of diversified digital businesses such as G/O Digital.

•	Mr. Mayman’s bonus reflects his role serving as one of three members of the executive team overseeing the planning, preparation for and completion of the Spin-off, including documenting transitional services arrangements, advising the Board and management on shareholder and corporate governance matters, leading TEGNA’s real estate portfolio optimization efforts, including the successful sale of the Company’s headquarters and other real estate for $320 million, and effectively managing the Company’s law department and various administrative functions.

Based on the foregoing, the Committee awarded 2015 annual bonuses to our NEOs as follows:

EXECUTIVE	BONUS
Ms. Martore	$2,750,000
Ms. Harker	$750,000
Mr. Lougee	$675,000
Mr. Williams	$500,000
Mr. Mayman	$650,000

LONG-TERM INCENTIVES

We use equity-based awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of the Company’s shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention. We awarded both TSR performance shares and restricted stock units (RSUs) to our NEOs on January 1, 2015.

Performance Shares

The Company administers a Performance Share Plan based on total shareholder return. Under the Performance Share Plan, the Company may issue shares of Company common stock (Performance Shares) to senior executives following the completion of a three- year period beginning on the grant date (Incentive Period). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that the executive will receive will be determined based upon

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

how the Company’s total shareholder return (TSR) compares to the TSRs of a peer group of media companies (TSR Peer Group) during the Incentive Period. By tying the payout of the Performance Shares to the Company’s TSR, a purely objective standard, the Committee is aligning executive compensation with shareholders’ interests.

For each grant of Performance Shares, the Company’s TSR is ranked against the TSR of each company in the TSR Peer Group over the Incentive Period. The Committee, with assistance from its independent compensation consultant, selects certain media companies to be included in the TSR Peer Group based on the Committee’s assessment of the similar nature of the peer companies’ business operations.

2015 – 2017 TSR Peer Group

Angie’s List, Inc.	Harte Hanks, Inc.	NexStar Broadcasting Group, Inc.
AOL, Inc.	IAC/InteractiveCorp.	ReachLocal, Inc.
Constant Contact, Inc.	LinkedIn Corporation	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	Media General, Inc.	Tribune Media Co.
E.W. Scripps	Meredith Corp.	Truecar, Inc.
Gray Television, Inc.	Monster Worldwide Inc.	Yahoo Inc.
Groupon, Inc.

2014 – 2016 TSR Peer Group

A.H. Belo Corporation	Meredith Corporation
AOL Inc.	Monster Worldwide, Inc.
Discovery Communications, Inc.	The New York Times Company
The E. W. Scripps Company	News Corporation
Journal Communications, Inc.	NexStar Broadcasting Group, Inc.
LinkedIn Corporation	ReachLocal, Inc.
The McClatchy Company	Sinclair Broadcast Group
Media General, Inc.	Yahoo! Inc.

2013 – 2015 TSR Peer Group

A.H. Belo Corporation	Meredith Corporation
Belo Corp.	Monster Worldwide, Inc.
Discovery Communications, Inc.	News Corporation
The E. W. Scripps Company	The New York Times Company
Journal Communications, Inc.	Graham Holdings, Inc. (formerly The Washington Post Company)
The McClatchy Company	Yahoo! Inc.
Media General, Inc.

For additional information regarding the Company’s TSR Peer Groups, see “Impact of Certain Transactions on Performance Share Awards Involving 2013-2015 TSR Peer Group Members” on page 27 of this Proxy Statement.

For purposes of the Performance Share Plan, a company’s TSR generally equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period.

For each Incentive Period, the Committee will calculate the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the Company’s 3-year TSR percentile, determined by the number of TSR Peer Group companies whose 3-year TSR is exceeded by the Company’s 3-year TSR during the Incentive Period.

25	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The percentages for each Incentive Period are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation:

3 YEAR TSR VS. PEER GROUP COMPANIES	RESULTING SHARES EARNED (% OF TARGET)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

Relative TSR performance is measured at the end of each of the last four quarters in the Incentive Period, and the average results of these measurements are used to calculate the number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period.

After the end of the Incentive Period, each executive who is entitled to Performance Shares based on these calculations and the satisfaction of the applicable service and performance requirements will receive the number of Performance Shares that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

For Performance Share awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control. For Performance Share awards granted before January 1, 2016, upon a change in control of the Company, Performance Shares will fully vest and an executive will be entitled to receive a number of Performance Shares based on the Company’s TSR relative to the TSR of each company in its TSR Peer Group on the date of the change in control, unless the change in control occurs during the first 6 months of an Incentive Period, in which case the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant.

The Performance Share Plan has additional rules that will affect calculations in the event a TSR Peer Group company is acquired, enters into a definitive agreement to be acquired or becomes involved in bankruptcy proceedings during the Incentive Period.

•	For Performance Share awards granted for the 2013-2015 and 2014-2016 Incentive Periods, (i) TSR Peer Group companies acquired during Year 1 of the Incentive Period will be excluded from all calculations, and (ii) TSR Peer Group companies acquired in Years 2 or 3 of the Incentive Period will have their TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 20 consecutive trading days ending on the trading day immediately preceding the announcement of the acquisition.

•	For Performance Share awards granted for the 2015-2017 Incentive Period, (i) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 1 or Year 2 of the Incentive Period will be excluded from all calculations, (ii) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the change in control transaction; and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

•	If a TSR Peer Group company is involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period, it will remain in the group at a negative 100% TSR.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period is equal to the

26	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

closing price of a share of Company common stock on the last trading day prior to that date. The price of the Company’s shares of common stock on the first day of each Incentive Period are as follows:

INCENTIVE PERIOD	PRICE OF SHARES ON THE FIRST DAY OF INCENTIVE PERIOD
2013-2015	$18.01
2014-2016	$29.58
2015-2017	$27.08*

*	This reflects the price adjusted as a consequence of the Spin-off, as described below.

Impact of Certain Transactions on Performance Share Awards Involving 2013-2015 TSR Peer Group Members

Belo Corp.: Based upon the rules of the Performance Share Plan described above, as a result of the Company’s acquisition of Belo Corp. during Year 1 of the 2013-2015 Incentive Period, Belo Corp. was excluded from the Company’s TSR Peer Group companies for the 2013-2015 Incentive Period.

News Corporation: Effective June 28, 2013, News Corporation contributed certain newspaper and other businesses to a new company, “new” News Corporation, and spun-off the new company to its shareholders. Pursuant to the terms of the spin-off, a shareholder of “old” News Corporation, which was renamed Twenty-First Century Fox, received 1/4 share of “new” News Corporation for each share of “old” News Corporation the shareholder owned prior to the spin-off. Accordingly, for the 2013-2015 Incentive Period, the TSR of “old” News Corporation was calculated by assuming that a share of “old” News Corporation held as of the effective date of the spin-off was converted into one share of Twenty-First Century Fox and a 1/4 share of “new” News Corporation.

Media General, Inc.: Effective November 12, 2013, Media General merged with and was acquired by New Young Broadcasting Holding Co., Inc. As a result of the transaction taking place during Year 1 of the 2013-2015 Incentive Period, Media General was excluded from the Company’s TSR Peer Group companies for the 2013-2015 Incentive Period.

Journal Communications, Inc.: Effective March 25, 2015, E.W. Scripps acquired Journal Communications, Inc. in connection with the merger of the broadcast assets of the two companies and the spin-off of their respective newspapers to form Journal Media Group. As a result of the transaction taking place after Year 1 of the 2013-2015 Incentive Period, the TSR position of Journal Communications was fixed below the TSR position of the Company/Gannett for the 2013-2015 Incentive Period.

E.W. Scripps: As noted above, E.W. Scripps spun-off its newspaper business in connection with its acquisition of Journal Communications, Inc. to form Journal Media Group. As a result, effective March 25, 2015, the TSR of E.W. Scripps was calculated by assuming that a share of pre-spin E.W. Scripps held as of the effective date of the spin-off was converted into one share of post-spin E.W. Scripps and a 1/4 share of Journal Media Group.

2013-2015 TSR Performance

The Company’s cumulative TSR for the 2013-2015 Incentive Period (including the performance of Gannett since the Spin-off) was 103%. As of December 31, 2015, comparing the Company’s TSR to the TSR of its 2013-2015 TSR Peer Group companies at the end of each of the last four quarters in the 2013-2015 Incentive Period resulted in an average payout percentage of 168% (at the end of the last quarter of 2015 the combined Company/Gannett outperformed 9 of its 11 2013-2015 TSR Peer Group companies). Accordingly, the executives were awarded a number of Performance Shares equal to 168% of the target number of Performance Shares granted to them in connection with their 2013-2015 awards.

RSUs

An RSU generally represents the right to receive a share of Company stock at a specified date, provided certain service requirements are satisfied. The Company grants RSUs with four-year terms to help retain our executives over an extended period of time. The four-year term is longer than the three-year term often used by companies for RSU grants. RSUs granted in 2014 and before vested on a “cliff” basis, but beginning January 1, 2015, such grants will generally vest in four equal annual installments, with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, (2) a change in control of the Company and (3) four years after the grant date. Executives are generally entitled to receive a prorated portion of their RSUs upon retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service), disability or death, and the RSUs will vest fully upon a change in control of the Company.

27	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

For RSU awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

RSU awards granted on or after January 1, 2016 will generally be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; (4) for new hire inducement awards or off cycle awards; or (5) to comply with existing contractual rights in effect on the date the change in policy was adopted.

Impact of Spin-Off on Equity-Based Awards

Pursuant to the Employee Matters Agreement entered into by the Company in connection with the Spin-off, as of the date of the Spin-off outstanding Company equity awards were adjusted to reflect the impact of the Spin-off, as follows:

Equity Awards Granted in 2015

As of June 29, 2015 (the date of the Spin-off), each outstanding Performance Share and RSU award granted in 2015 and held by an employee who remained employed by the Company following the Spin-off remained denominated in shares of Company common stock, provided that the number of shares subject to the award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original award by multiplying the number of shares by a conversion ratio based upon the volume weighted average per share price of Company common stock immediately preceding and immediately following the date of the Spin-off. TSR Performance goals were adjusted to reflect the Spin-off, with performance based on the performance of the Company prior to and after the Spin-off. In addition, for purposes of calculating the Company’s TSR, the price of a share of Company stock on the first day of the 2015-2017 Incentive Period was adjusted to reflect the Spin-off, by dividing the price by the same conversion ratio referenced above.

Equity Awards Granted Prior to 2015

As of the Spin-off date, each outstanding Performance Share and RSU award granted prior to 2015 was converted into an award of both shares of Company common stock and shares of Gannett common stock. The number of shares of Company common stock subject to each award was equal to the number of shares subject to the award prior to the Spin-off, while the number of shares of Gannett common stock subject to the award was determined by multiplying the number of shares of Company common stock subject to each award by the “Distribution Ratio”—the number of shares of Gannett common stock distributed per Company share in the Spin-off. The Distribution Ratio was 0.5.

TSR performance goals for pre-2015 Performance Share awards will be measured following the Spin-off by aggregating both Company performance and Gannett performance applying the following rules:

•	The value of dividends taken into account for purposes of the calculation of total shareholder return shall be equal to the sum of (A) the value of any cash dividends paid on Company shares during the Incentive Period, and (B) the product obtained by multiplying (1) the value of any cash dividends paid on Gannett shares during the portion of the Incentive Period occurring after the Effective Time by (2) the Distribution Ratio.

•	The stock price at the end of the performance period used to determine total shareholder return shall be the sum of (A) the closing price of a share of Company common stock on the relevant measurement date, and (B) the product obtained by multiplying (1) the closing price of a share of Gannett common stock on the relevant measurement date by (2) the Distribution Ratio.

Stock Options

Although the Company does not currently award stock options, as of the Spin-off date, each outstanding stock option award was converted into an award of options to purchase both shares of Company common stock and shares of Gannett common stock. The number of shares and the exercise prices of each option award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the Spin-off.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Long-Term Equity Awards under the 2015 Program

For the January 1, 2015 grants, the Committee considered the total long-term equity award target values developed by our President and CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards and HR Services. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with the market.

Based on these factors, management recommended the following total long-term equity award target values for our NEOS:

EXECUTIVE	2014 BASE SALARY	LONG TERM AWARD TARGET PERCENTAGE	TOTAL LONG TERM AWARD TARGET VALUE
Ms. Martore	$1,000,000	400%	$4,000,000
Ms. Harker	$655,000	200%	$1,310,000
Mr. Lougee	$650,000	200%	$1,300,000
Mr. Williams	$540,000	200%	$1,080,000
Mr. Mayman	$560,000	140%	$784,000

Using these long-term equity award target value recommendations as a guideline, the Committee approved 2015 total long-term award values for each of our NEOs in December 2014 as shown in the table below. The Committee determined that these long-term equity award values were appropriate given the individual performance of each NEO against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress towards the goals of its strategic plan.

EXECUTIVE	TOTAL LONG TERM AWARD VALUE
Ms. Martore	$5,000,000
Ms. Harker	$1,310,000
Mr. Lougee	$1,400,000
Mr. Williams	$1,175,000
Mr. Mayman	$850,000

The Committee also considered management’s recommendations as to the appropriate allocation of the total target award value for each NEO between Performance Shares and RSUs. The Committee and management believe that having our NEOs receive a higher proportion of their long-term awards as Performance Shares (which are performance-based) rather than RSUs (which are time-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The Committee determined that 75% of the value of Ms. Martore’s long-term award should be in Performance Shares, reflecting the importance of her leadership role in creating and overseeing the execution of the Company’s strategic plan, and set allocations for the other NEOs that provided for Performance Share awards of up to 65% of the value of the NEO’s overall long-term equity award.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

On January 1, 2015, the first day of the 2015-2017 Incentive Period, the long-term equity award value for each NEO was translated into a target award of Performance Shares based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of RSUs based upon the Company’s closing stock price on December 31, 2014, as follows:

EXECUTIVE	PERFORMANCE SHARES (TARGET #)	RSUs
Ms. Martore	95,009	43,358
Ms. Harker	21,573	15,904
Mr. Lougee	23,055	16,996
Mr. Williams	19,350	14,265
Mr. Mayman	12,921	11,793

As described above, pursuant to the Employee Matters Agreement and the Performance Share and RSU award agreements, these awards were converted into the following awards denominated in shares of Company stock as a consequence of the Spin-off:

EXECUTIVE	PERFORMANCE SHARES (TARGET #)	RSUs
Ms. Martore	112,031	51,126
Ms. Harker	25,438	18,753
Mr. Lougee	27,186	20,041
Mr. Williams	22,817	16,821
Mr. Mayman	15,236	13,906

In addition to the awards described above, in July 2015 each of Ms. Harker and Mr. Mayman received an award of 9,612 RSUs in connection with their respective promotions to Executive Vice President.

BENEFITS AND PERQUISITES

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 5 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide insurance protection for our NEOs and their families, to enable the Company to attract and retain superior management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other senior executives. For additional information about these and other post-employment benefits, see the “Other Potential Post-Employment Payments” section of this Proxy Statement.

POST-TERMINATION PAY

The Company sponsors post-termination pay plans which assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

TEGNA Retirement Plan (TRP)

Prior to the Spin-off, eligible Company employees generally had earned benefits under the Gannett Retirement Plan (GRP). In connection with the Spin-off, the Company adopted the TEGNA Retirement Plan (TRP), a tax-qualified defined benefit retirement plan which assumed the GRP pension liabilities relating to Company employees. Accordingly, the TRP generally provides retirement income to certain of the Company’s U.S.-based employees who were employed before their benefits were frozen on August 1, 2008, at which time most participants, including each of the NEOs (other than Ms. Harker, who did not participate in the GRP and does not participate in the TRP), ceased to earn additional benefits for compensation or service earned on or after that date. The TRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

benefit plans other than the TEGNA Deferred Compensation Plan (DCP). Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 plan provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 plan provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 plan provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 plan provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

As noted above, in connection with the Spin-off, the TRP assumed the GRP pension liabilities of the NEOs who had accrued a benefit under the GRP. The TRP benefit for each of our participating NEOs is calculated under the post-1997 plan provisions. However, as noted below, the SERP benefit for each of Ms. Martore and Mr. Williams is calculated under the pre-1998 plan provisions. Each of the NEOs who participates in the TRP is fully vested in his or her TRP benefit.

TEGNA Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the TRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Martore and Mr. Williams, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 formula and the amount they will receive from the TRP under the post-1997 formula. The SERP benefits for Mr. Lougee and Mr. Mayman are calculated under the post-1997 formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the TRP. Ms. Harker does not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Ms. Martore and Mr. Williams. Ms. Martore and Mr. Williams each are currently eligible for early retirement under the pre-1998 formula that applies to them under the SERP.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy). Mr. Lougee and Mr. Mayman are the only NEOs affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, an NEO’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. Ms. Martore, Mr. Lougee, Mr. Williams and Mr. Mayman are fully vested in their SERP benefits.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TEGNA 401(k) Savings Plan (401(k) Plan)

Prior to the Spin-off, Company employees generally participated in the Gannett Co., Inc. 401(k) Savings Plan (Gannett 401(k) Plan), a defined contribution 401(k) retirement plan. In connection with the Spin-off, the account balances of Company employees who had participated in the Gannett 401(k) Plan were transferred to the TEGNA 401(k) Savings Plan (401(k) Plan), Company employees commenced participating in the 401(k) Plan and Gannett assumed sponsorship of the Gannett 401(k) Plan. The 401(k) Plan generally mirrors benefits provided under the Gannett 401(k) Plan immediately prior to the Spin-off.

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the TRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Ms. Harker, Mr. Lougee and Mr. Mayman receive matching contributions under the new formula, and Ms. Martore and Mr. Williams receive matching contributions under the old formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, including Mr. Mayman. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. As of the date of this Proxy Statement, Company contributions are 100% vested for each of the NEOs.

TEGNA Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee.

The DCP provides for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Ms. Harker, Mr. Lougee and Mr. Mayman each has been credited with Company contributions to the DCP based on his or her respective 2015 compensation in excess of the Internal Revenue Code compensation limit. Each of Ms. Harker, Mr. Lougee and Mr. Mayman was immediately vested in his or her Company contribution when it was made. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Ms. Martore and Mr. Williams, do not receive Company contributions under the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

TEGNA Transitional Compensation Plan (TCP)

The TCP provides severance pay for our NEOs and other key executives upon a change in control of the Company. The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. As a result, we believe the TCP helps promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the TCP provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason” or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily. Ms. Harker first participated in the TCP after April 15, 2010.

Following is a summary of several key terms of the TCP:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•	“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•	“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 31, 2015, the severance periods for Ms. Martore, Ms. Harker, Mr. Lougee, Mr. Williams and Mr. Mayman are 36, 24, 30.3, 36 and 36 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•	Pension. In addition to their vested TRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. The SERP benefits of Mr. Lougee and Mr. Mayman were subject to the service and pay freeze as of August 1, 2008. Mr. Lougee and Mr. Mayman each is 100% vested in his SERP benefit. The TCP would provide each of Mr. Lougee and Mr. Mayman with cost-of-living increases on his SERP benefit through the end of his severance period. Ms. Harker does not participate in the TRP or the SERP.

•	Payments. Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

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EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•	Excise Tax Gross-Ups. Executives participating in the TCP before April 15, 2010 (but not those who first participated in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Ms. Harker, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. However, the change of control benefits for such executives will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•	Medical and Life Insurance. For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period. Additionally, each TCP participant receives life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the participant not been terminated.

On December 8, 2015, the Company, consistent with its practice of updating its plans and programs from time to time in light of evolving market trends, froze participation in the TCP and, effective December 15, 2016, additional service credit accruals for existing participants. The Spin-off did not constitute a change in control under the TCP.

TEGNA Executive Severance Plan (TESP)

On December 8, 2015, the Company adopted the TEGNA Inc. Executive Severance Plan (TESP). The plan provides severance payments to the NEOs (other than Ms. Martore) and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment. Under the TESP, a participant who experiences an involuntary termination of employment without cause would receive a lump-sum cash severance payment equal to the product of (a) a severance multiple; and (b) the sum of the participant’s (1) annual base salary and (2) average annual bonus earned for the three fiscal years immediately preceding the termination. The severance multiple is 2.0 for a participant who is the Company’s Chief Executive Officer, 1.5 for a participant who is a member of the Company’s executive leadership team who reports directly to the Company’s Chief Executive Officer, including Ms. Harker, Mr. Lougee, Mr. Williams and Mr. Mayman, and 1.0 for all other participating executives. In addition, participating executives would receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination. The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, solicitation of employees, disparagement of the Company and its affiliates, and disclosure of confidential information. The separation agreement also contains a release of claims by the Company and its affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. In the event that a participant is eligible to receive a benefit under the TESP and the TLT-TSP, the participant’s severance benefit under the TESP is reduced by the participant’s severance amount under the TLT-TSP (but not below zero).

TEGNA Leadership Team Transition Severance Plan (TLT-TSP)

On August 4, 2014, the Company adopted the TEGNA Leadership Team Transition Severance Plan, formerly known as the Gannett Leadership Team Transition Severance Plan (TLT-TSP), to promote certainty and minimize disruption for certain senior executives, other than Ms. Martore, in connection with the Spin-off. The plan provides severance payments to members of the TEGNA Leadership Team (other than the CEO) in the event of an involuntary termination without “cause” in connection with the Spin-off that takes place prior to the first anniversary of the Spin-off. Under the TLT-TSP, an executive would be entitled to receive the following post-termination severance benefit in addition to the benefits he or she would receive upon early retirement in the event of his or her retirement/voluntary termination: the former executive would be entitled to a severance payment payable in one lump sum cash payment in an amount equal to the product of (a) a severance multiple and (b) the sum of the participant’s annual base salary and annual bonus earned for the most recent fiscal year of the Company preceding the termination (or, if greater, the average annual bonuses earned by the participant over the three fiscal years of the Company preceding the termination). The severance multiple is 1.0 for participants with less than 15 years of continuous service with the Company (including Ms. Harker and Mr. Lougee), and 1.5 for participants with 15 or more years of continuous service (including Mr. Williams and Mr. Mayman). Receipt of severance benefits would be conditioned on the participant signing a separation agreement that includes a release of claims in favor of the Company, Gannett and their respective affiliates and contains customary post-employment restrictive covenants. In the event that a participant is eligible to receive a benefit under the TESP and the TLT-TSP, the participant’s severance benefit under the TESP is reduced by the participant’s severance amount under the TLT-TSP (but not below zero). The TLT-TSP expires on June 29, 2016, the one year anniversary of the Spin-off.

34	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Other Compensation Policies

RECOUPMENT POLICY

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

HEDGING, SHORT-SELLING AND PLEDGING POLICY

The Company has adopted a policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including Performance Shares and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that is intended to satisfy those requirements. For example, in February 2015, the Committee established a limit on 2015 NEO annual bonuses based on a percentage of the Company’s adjusted EBITDA for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2015, $49,344 of the compensation paid to Ms. Martore was not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, on February 23, 2016 the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2015 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Howard D. Elias, Chair

Lidia Fonseca

Marjorie Magner

Scott K. McCune

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EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Gracia C. Martore (President and CEO)	2015	1,000,000	2,750,000	5,000,701	2,660,677	112,425	11,523,803
	2014	1,000,000	2,750,000	3,999,983	4,541,323	116,032	12,407,338
	2013	900,000	2,000,000	3,199,993	1,678,497	134,966	7,913,456
Victoria D. Harker (Executive Vice President and Chief Financial Officer)	2015	670,000	750,000	1,610,157	0	72,244	3,102,401
	2014	655,000	750,000	1,275,018	0	66,759	2,746,777
	2013	635,000	710,000	1,250,002	0	47,207	2,642,209
David T. Lougee (President/TEGNA Media)	2015	700,027	675,000	1,400,181	2,674	154,779	2,932,661
	2014	650,025	675,000	1,000,027	2,441	160,187	2,487,680
	2013	600,023	725,000	950,009	3,826	143,944	2,422,802
John A. (Jack) Williams (President/TEGNA Digital)	2015	600,000	500,000	1,175,179	269,610	121,974	2,666,763
	2014	540,000	575,000	765,029	929,683	103,687	2,913,399
Todd A. Mayman (Executive Vice President/Chief Legal and Administrative Officer)	2015	580,000	650,000	1,150,096	6,445	162,388	2,548,929

Robert J. Dickey(6) (Former President/USCP)	2015	375,000	0	2,000,021	83,641	53,115	2,511,777
	2014	675,000	750,000	1,299,989	1,164,316	109,022	3,998,327
	2013	675,000	600,000	1,374,995	0	109,115	2,759,110

(1)	Ms. Martore voluntarily reduced her base salary from $1,000,000 to $900,000 in 2013. The amount shown for Mr. Dickey in 2015 reflects his base salary through June 28, 2015, his last day of employment with the Company prior to his separation of employment in connection with the Spin-off.
(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the 2015 bonus amounts were determined. The amounts reported in this column for Ms. Harker in 2014 and 2013 reflect her key role conducting the Company’s successful financing activities in connection with the Cars.com and Belo acquisitions, respectively. The amount reported in this column for Mr. Lougee in 2013 reflects his key role leading the Company’s successful transition and integration planning efforts relating to the Belo acquisition. The amount reported in this column for Mr. Williams in 2014 reflects his key role structuring and negotiating the Company’s acquisition of the remaining 73% interest in Classified Ventures, LLC (the owner of Cars.com). Mr. Dickey did not receive a bonus from the Company for 2015 due to his separation from employment from the Company in connection with the Spin-off.
(3)	The amounts reported in this column for Ms. Harker and Mr. Mayman in 2015 include grants related to their respective promotions. Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 9 to the Company’s 2015 audited financial statements. Awards made prior to June 29, 2015 were adjusted in connection with the Spin-off as discussed in the “Compensation Discussion and Analysis.” The amounts reported in this column are not paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The value of grants of Performance Shares included above have been calculated assuming the target level of performance is met, which we consider to be the most probable outcome. If grants of Performance Shares were calculated assuming the maximum level of performance was met, the amounts shown in this column for Ms. Martore would be: 2015: $8,751,221; 2014: $6,999,968; and 2013: $5,599,987; for Ms. Harker: 2015: 2,461,758; 2014: $2,103,785; and 2013: $2,062,508; for Mr. Lougee: 2015: $2,310,301; 2014: $1,650,042; and 2013: $1,567,512; for Mr. Williams: 2015: $1,939,036; and 2014: $1,262,297; for Mr. Mayman: 2015: $1,660,160; and for Mr. Dickey: 2015: $3,300,033; 2014: $2,144,986; and 2013: $2,268,746.
(4)

Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the TRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. The amounts reported in this column for Ms. Martore and Mr. Williams in 2015 are lower than the amounts reported for 2014. This decrease relates to a 25 basis point increase in the annual discount rate (reflecting a year over year increase in the yields of high quality, fixed income investments as of the end of the fiscal year) required to be used to calculate pension values for proxy reporting purposes (from 3.95% in 2014 to 4.20% in 2015). The amount reported in this column for Mr. Dickey in 2015 represents the change in value of his pension benefit through

36	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

June 29, 2015, the date of his separation from employment with the Company in connection with the Spin-off. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2013, the accounting discount rates for TRP and SERP reporting increased, which negatively impacted pension values, while in 2014, the accounting discount rates for TRP and SERP reporting decreased significantly, which resulted in a significant increase in pension values. The amounts in this column shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.
(5)	Amounts for 2015 reported in this column include (i) annual life insurance premiums paid by the Company (or cash in lieu of premium payment) for Ms. Martore in the amount of $38,000, for Mr. Lougee in the amount of $33,945, for Mr. Williams in the amount of $56,626, for Mr. Mayman in the amount of $27,892; and for Mr. Dickey in the amount of $23,032; (ii) matching contributions of $7,950 to the 401(k) accounts of Ms. Martore, Mr. Williams and Mr. Dickey, matching contributions of $13,250 to each of the respective 401(k) accounts of Ms. Harker, Mr. Lougee and Mr. Mayman and an additional employer contribution of $7,067 to the 401(k) account of Mr. Mayman; (iii) Company contributions into the DCP accounts of Ms. Harker, Mr. Lougee and Mr. Mayman in the amounts of $57,750, $55,501 and $55,200, respectively (for an explanation of these payments, see the discussion of the Deferred Compensation Plan beginning on page 32 of this Proxy Statement); (iv) premiums paid by the Company for supplemental medical coverage for each NEO other than Ms. Harker; (v) other than for Ms. Harker, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) legal and financial services; (vii) TEGNA Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually (beginning in 2013, the Company no longer provides this benefit to new senior executives), and (ix) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.
(6)	Mr. Dickey was President/U.S. Community Publishing until the Spin-off, at which time he resigned his position with the Company to become President and CEO of Gannett Co., Inc.

37	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-based Awards

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards at the time of grant. The awards made prior to June 29, 2015, the effective date of the Spin-off, were converted in connection with the Spin-off as described in the section of this Proxy Statement entitled “Impact of Spin-off on Equity-Based Awards” beginning on page 28. See the table entitled “Outstanding Equity Awards at Fiscal Year End” for the number of plan-based awards outstanding on December 31, 2015.

NAME	GRANT DATE (1)		COMMITTEE MEETING DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)		GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
				THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Ms. Martore	1/1/15		12/8/14	56,016	112,031	224,062			3,750,520
	1/1/15		12/8/14				51,126		1,250,180
Ms. Harker	1/1/15		12/8/14	12,719	25,438	50,876			851,601
	1/1/15		12/8/14				18,753		458,566
	7/1/15	*	6/24/15				9,612	*	299,991
Mr. Lougee	1/1/15		12/8/14	13,593	27,186	54,372			910,120
	1/1/15		12/8/14				20,041		490,061
Mr. Williams	1/1/15		12/8/14	11,409	22,817	45,634			763,857
	1/1/15		12/8/14				16,821		411,323
Mr. Mayman	1/1/15		12/8/14	7,618	15,236	30,472			510,064
	1/1/15		12/8/14				13,906		340,042
	7/1/15	*	6/24/15				9,612	*	299,991
Mr. Dickey(5)	1/1/15		12/8/14	46,836	93,672	187,344			1,300,012
	1/1/15		12/8/14				69,054		700,009

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.
(2)	These share numbers represent the threshold, target and maximum Performance Share awards under the Performance Share Plan for the 2015-2017 Incentive Period, as adjusted to reflect the impact of the Spin-off (see page 28 of this Proxy Statement for a discussion of the impact of the Spin-off on the awards). The threshold award is 50% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award.
(3)	The RSU grants reported in this column generally vest in four equal annual installments, with an equivalent number of shares of Company stock being delivered to the NEO for vested RSUs upon the earliest to occur of (1) the NEO’s termination of employment, (2) a change in control of the Company and (3) four years after the grant date.
(4)	The full grant date fair value of the awards was computed in accordance with ASC 718, based on the assumptions set forth in note 9 to the Company’s 2015 audited financial statements. Awards made prior to June 29, 2015 were adjusted in connection with the Spin-off as discussed in the “Compensation Discussion and Analysis.” There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.
(5)	Mr. Dickey’s January 1, 2015 equity grants were each converted into an award solely in respect of shares of Gannett common stock in connection with the Spin-off, with the number of Gannett shares subject to each award adjusted in a manner intended to preserve the aggregate intrinsic value of the grants.
*	Grants made in conjunction with promotion to Executive Vice President.

38	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-based Awards Table

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Ms. Martore

In February 2007, the Company entered into an employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. Ms. Martore’s current base salary is $1 million; however, she voluntarily reduced it to $900,000 from 2010 through 2013. Ms. Martore declined a salary increase in connection with her promotion to President and COO in February 2010 and again when she was promoted to President and CEO in October 2011. Her benefits under her employment agreement, the SERP, the TCP, the Performance Share Plan and certain other plans have been calculated assuming that she did not voluntarily reduce her base salary. All stock options (“SOs”) and RSUs granted to Ms. Martore will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or three years. Ms. Martore will not forfeit Performance Shares previously granted to her upon a termination of her employment. The number of Performance Shares that will be paid to Ms. Martore will be calculated in accordance with the terms of the Performance Share Plan, assuming that Ms. Martore was continuously employed by the Company through the last day of each of the applicable Performance Share Incentive Periods. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Martore’s post-employment benefits.

Mr. Dickey

Mr. Dickey separated from employment with the Company on June 28, 2015 in order to assume the role of President and Chief Executive Officer of Gannett in connection with the Spin-off. His base salary for 2015 and the long-term incentives he received on January 1, 2015 were determined by the Committee in recognition of his role with the Company and the expectation that the Spin-off would occur during 2015. Mr. Dickey was not awarded a cash bonus award by the Company for 2015, nor did he receive any severance pay from the Company upon his departure. As a result of Mr. Dickey’s separation from employment with the Company as a result of the Spin-off:

•	The Company Performance Share and RSU awards granted to Mr. Dickey on January 1, 2015 (the grant date fair value of which are reflected on the Summary Compensation Table for 2015) were converted entirely into awards of Gannett restricted stock units and performance shares, with the performance of Mr. Dickey’s Gannett performance shares being measured with respect to a peer group adjusted to reflect Gannett’s post-Spin-off business operations.

•	The Company Performance Share awards granted to Mr. Dickey prior to 2015 (the grant date fair value of which are reflected on the Summary Compensation Table for 2014 and 2013) were converted into awards in respect of both shares of Company common stock and Gannett common stock as further described on page 28 of this Proxy Statement.

•	The Company RSU awards granted to Mr. Dickey prior to 2015 (and reflected on the Summary Compensation Table for 2014 and 2013) were converted into awards in respect of both shares of Company common stock and Gannett common stock as further described on page 28 of this Proxy Statement.

•	Gannett assumed all of Mr. Dickey’s liabilities relating to his pension benefits under the GRP and the SERP and Mr. Dickey did not receive any payout of his pension benefits.

•	Gannett assumed sponsorship of the Gannett 401(k) plan in connection with the Spin-off and Mr. Dickey’s participation continued under that plan.

•	Mr. Dickey no longer participates in any post-termination pay programs sponsored by the Company.

39	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXER- CISED OPTIONS (#) EXERCI- SABLE (1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXER- CISABLE	OPTION EXER- CISE PRICE ($) (1)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Ms. Martore	60,554		26.93	2/26/2016
	97,669		12.79	12/11/2017
	293,007		12.73	2/23/2018
	179,711		13.77	2/22/2019
					53,872	(2)	1,374,813
					37,750	(3)	963,380
					38,345	(4)	978,564
								80,407	(5)	2,051,987
								112,031	(6)	2,859,031
Ms. Harker					29,461	(2)	751,845
					16,846	(3)	429,910
					21,274	(4)	542,912
								22,213	(5)	566,876
								25,438	(6)	649,178
Mr. Lougee	24,417		26.93	2/26/2016
	16,847		13.77	2/22/2019
					22,391	(2)	571,418
					13,213	(3)	337,196
					15,031	(4)	383,591
								17,422	(5)	444,609
								27,186	(6)	693,787
Mr. Williams	16,115		26.93	2/26/2016
	13,185		13.77	2/22/2019
					16,710	(2)	426,439
					10,108	(3)	257,956
					12,616	(4)	321,960
								13,328	(5)	340,131
								22,817	(6)	582,290
Mr. Mayman	13,429		12.73	2/23/2018
	26,859		13.77	2/22/2019
					18,909	(2)	482,558
					11,703	(3)	298,661
					17,639	(4)	450,147
								12,463	(5)	318,056
								15,236	(6)	388,823

40	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXER- CISED OPTIONS (#) EXERCI- SABLE (1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXER- CISABLE	OPTION EXER- CISE PRICE ($) (1)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Mr. Dickey	19,533		26.93	2/26/2016
	39,067		12.73	2/23/2018
	102,552		13.77	2/22/2019
					32,407	(2)	827,027
					17,176	(3)	438,332
								22,648	(5)	577,977

(1)	As discussed on page 28 of this Proxy Statement, in connection with the Spin-off each outstanding Company stock option award was converted into an award of options to purchase shares of Company common stock and options to purchase Gannett common stock. As a result, the number of shares of Company common stock underlying these unexercised options and the exercise price of such unexercised options was adjusted in a manner intended to preserve the aggregate intrinsic value of the original Company stock option award as measured immediately before and immediately after the Spin-off, taking into account the value of the award of options to purchase shares of Gannett common stock.
(2)	These RSUs will vest on December 31, 2016. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.52, the closing price of a share of Company stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(3)	These RSUs will vest on December 31, 2017. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.52, the closing price of a share of Company stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(4)	These RSUs will vest in three equal installments ending on December 31, 2018. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.52, the closing price of a share of Company stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(5)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2014-2016 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2016. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $25.52, the closing price of a share of Company stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(6)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2015-2017 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2017. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $25.52, the closing price of a share of Company stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(7)	As described elsewhere in this Proxy Statement, pursuant to the Employee Matters Agreement and award agreements, certain equity awards made prior to 2015 were converted into awards denominated both in shares of Company common stock and in shares of Gannett common stock. In addition to the Company awards identified in the above table, at the end of our 2015 fiscal year our NEOs held equity awards denominated in shares of Gannett common stock as discussed below. The amounts shown below in respect of the Performance Shares for the 2014-2016 Incentive Period are reported assuming that award is earned at the target performance level; the threshold award is 50% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award.

Ms. Martore:	RSUs vesting on December 31, 2016 covering 26,936 Gannett shares; RSUs vesting on December 31, 2017 covering 18,875 Gannett shares; and Performance Shares for the 2014-2016 Incentive Period representing 40,204 Gannett shares assuming the target level of performance for that Incentive Period is met.

Ms. Harker:	RSUs vesting on December 31, 2016 covering 14,731 Gannett shares; RSUs vesting on December 31, 2017 covering 8,423 Gannett shares; and Performance Shares for the 2014-2016 Incentive Period representing 11,107 Gannett shares assuming the target level of performance for that Incentive Period is met.

41	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

Mr. Lougee:	RSUs vesting on December 31, 2016 covering 11,196 Gannett shares; RSUs vesting on December 31, 2017 covering 6,607 Gannett shares; and Performance Shares for the 2014-2016 Incentive Period representing 8,711 Gannett shares assuming the target level of performance for that Incentive Period is met.

Mr. Williams:	Vested options to purchase an aggregate of 14,649 Gannett shares at exercise prices ranging from $5.71 to $11.17 per Gannett share expiring between 2016 and 2019; RSUs vesting on December 31, 2016 covering 8,355 Gannett shares; RSUs vesting on December 31, 2017 covering 5,054 Gannett shares; and Performance Shares for the 2014-2016 Incentive Period representing 6,664 Gannett shares assuming the target level of performance for that Incentive Period is met.

Mr. Mayman:	RSUs vesting on December 31, 2016 covering 9,455 Gannett shares; RSUs vesting on December 31, 2017 covering 5,852 Gannett shares; and Performance Shares for the 2014-2016 Incentive Period representing 6,232 Gannett shares assuming the target level of performance for that Incentive Period is met.

Mr. Dickey:	Vested options to purchase an aggregate of 70,809 Gannett shares at exercise prices ranging from $5.28 to $5.71 per Gannett share expiring between 2018 and 2019; RSUs vesting on December 31, 2016 covering 16,204 Gannett shares; RSUs vesting on December 31, 2017 covering 8,588 Gannett shares; RSUs vesting on December 31, 2018 covering 75,313 Gannett shares; Performance Shares for the 2014-2016 Incentive Period representing 11,324 Gannett shares assuming the target level of performance for that Incentive Period is met; and Performance Shares for the 2015-2017 Incentive Period representing 93,672 Gannett shares assuming the target level of performance for that Incentive Period is met.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS (1)		STOCK AWARDS (2)(3)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(4)	VALUE REALIZED ON VESTING ($)(5)
Gracia C. Martore	0	0	269,275	6,615,380
Victoria D. Harker	0	0	102,317	2,524,308
David T. Lougee	0	0	79,477	1,962,258
John A. (Jack) Williams	0	0	61,664	1,524,427
Todd A. Mayman	0	0	61,990	1,536,984
Robert J. Dickey	17,580	49,839	107,350	2,644,056

(1)	In addition to the amounts shown in the above table, certain of the NEOs also exercised Gannett stock options during 2015, as follows: Ms. Martore: 315,469 Gannett shares acquired, realizing $2,385,596 in value; Mr. Lougee: 20,631 Gannett shares acquired, realizing $135,004 in value; Mr. Mayman: 22,096 Gannett shares acquired, realizing $162,688 in value; and Mr. Dickey: 18,556 Gannett shares acquired, realizing $122,261 in value.
(2)	In addition to the amounts shown in the above table, each of the NEOs also vested in RSUs on December 31, 2015 that were settled in Gannett shares, as follows: Ms. Martore: 28,048 Gannett shares acquired, realizing $456,902 in value; Ms. Harker: 13,692 Gannett shares acquired, realizing $223,043 in value; Mr. Lougee: 11,453 Gannett shares acquired, realizing $186,569 in value; Mr. Williams: 9,490 Gannett shares acquired, realizing $154,592 in value; Mr. Mayman: 10,471 Gannett shares acquired, realizing $170,573 in value; and Mr. Dickey: 16,362 Gannett shares acquired, realizing $266,537 in value, in each case based upon the closing price of a share of Gannett stock on December 31, 2015 ($16.29).
(3)	In addition to the amounts shown in the above table, each of the NEOs also received Gannett shares on February 1, 2016 in respect of the payout of Performance Shares for the 2013-2015 Incentive Period, as follows: Ms. Martore: 100,199 Gannett shares acquired, realizing $1,491,963 in value; Ms. Harker: 33,922 Gannett shares acquired, realizing $505,099 in value; Mr. Lougee: 25,780 Gannett shares acquired, realizing $383,864 in value; Mr. Williams: 19,240 Gannett shares acquired, realizing $286,484 in value; Mr. Mayman: 17,585 Gannett shares acquired, realizing $261,841 in value; and Mr. Dickey: 37,314 Gannett shares acquired, realizing $555,605 in value, in each case based upon the closing price of a share of Gannett stock on February 1, 2016 ($14.89).
(4)	These share amounts include 25% of the Company RSU awards granted on January 1, 2015 which vested on December 31, 2015 (which RSUs will not be paid by the Company until the earliest to occur of (a) December 31, 2018, (b) the executive’s termination of employment, and (c) a change in control of the Company), Company RSUs that vested in their entirety on December 31, 2015 and Company Performance Shares that vested based on the results of the 2013-2015 Incentive Period, which ended December 31, 2015.
(5)	These amounts equal the product of the aggregate number of vested Company RSU shares multiplied by $25.52, the closing price of a share of Company stock on December 31, 2015, the vesting date, plus the product of the number of Performance Shares earned for the 2013-2015 Incentive Period, which ended December 31, 2015, multiplied by $24.24, the closing price of a share of Company stock on February 1, 2016, the date Performance Shares (net of shares withheld to pay taxes) were delivered to participants for the 2013-2015 Incentive Period.

42	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Pension Benefits

PENSION BENEFITS

The table below shows the actuarial present value as of December 31, 2015 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the TEGNA Retirement Plan, or TRP, and the TEGNA Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an assumed retirement age of 65 for Ms. Martore (with the pension amount taking into account only pay and service earned through December 31, 2015 for Ms. Martore) and an immediate retirement for Mr. Lougee, Mr. Williams and Mr. Mayman under the SERP, and an immediate retirement for all NEOs who participate with respect to the TRP. The amounts reported in the table reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the TRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker does not participate in the TRP or the SERP. No amounts are shown for Mr. Dickey as he was not participating in the TRP or SERP at December 31, 2015. Gannett assumed all liabilities relating to Mr. Dickey’s pension benefits in connection with the Spin-off, and Mr. Dickey did not receive a payout of his pension benefits from the Company.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)		PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Ms. Martore	TRP	23.25	(1)	568,731	0
	SERP	30.67		18,647,842	0
Mr. Lougee	TRP	6.58		104,672	0
	SERP	6.58		45,685	0
Mr. Williams	TRP	13.25	(1)	237,050	0
	SERP	20.67		4,070,254	0
Mr. Mayman	TRP	15.17		234,945	0
	SERP	15.17		127,558	0

(1)	Ms. Martore and Mr. Williams have fewer years of credited service under the TRP than under the SERP. As discussed in the description of the TRP beginning on page 30 of this Proxy Statement, participants in the TRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Ms. Martore and Mr. Williams continue to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.

43	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Non-qualified Deferred Compensation

NON-QUALIFIED DEFERRED COMPENSATION

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Additional information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” No amounts are shown for Mr. Dickey as he was not participating in the DCP as of December 31, 2015 and did not participate in the DCP prior to his separation of employment from the Company in connection with the Spin-off.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FY ($)	AGGREGATE BALANCE AT LAST FYE ($)
Ms. Martore	0	0	2,614	0	2,822,963
Ms. Harker	0	57,750	7,490	0	152,193
Mr. Lougee	0	55,501	(3,312)	0	434,192
Mr. Williams	0	0	(6,798)	0	951,085
Mr. Mayman	0	55,200	38,567	0	552,403

(1)	The Company makes contributions to the DCP on behalf of Ms. Harker, Mr. Lougee and Mr. Mayman in an amount equal to 5%, 5% and 7.67%, respectively, of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2016 for services provided by Ms. Harker, Mr. Lougee and Mr. Mayman in 2015, all of which contributions were included in the amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” found on page 36 of this Proxy Statement.

44	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of the disability or death of the executive. The following table describes payments the NEOs generally may receive under the Company’s employee benefits programs following termination in connection with certain events. Benefits provided to an NEO pursuant to a particular agreement or other arrangement between the Company and the NEO, including Ms. Martore’s employment agreement, are not described in the table below. Any such benefits are described in the footnotes to the “Potential Payments to NEOs Upon Termination” table found on page 47 of this Proxy Statement.

Mr. Dickey ceased employment with the Company in connection with the Spin-off, did not receive any severance in connection with his cessation of employment and did not receive any payout of his pension or equity awards in connection with his cessation of employment. In connection with the Spin-off, Gannett assumed responsibility for all of Mr. Dickey’s post-employment benefits (other than equity awards payable in Company stock which are reported elsewhere in this Proxy Statement). Accordingly, no disclosures are provided for Mr. Dickey in this section.

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Pension	Vested portion of: (i) TRP benefit—payable at the date of termination. (2) SERP benefit—payable at the later of the termination date or the date the NEO reaches age 55.

Vested portion of:

(1) TRP benefit— payable to an eligible spouse at the date of NEO’s death.

(2) SERP benefit—payable to an eligible spouse at the later to occur of (a) the date of death or (b) the date the NEO would have attained age 55.

Vested portion of: (i) TRP benefit—payable at the date of termination. (2) SERP benefit—payable at the later of the termination date or the date the NEO reaches age 55.

In addition to their vested TRP and SERP benefits, NEOs who actively participate in the SERP are entitled to receive a lump sum payment in an amount determined based upon the SERP payment the NEO would have received if the NEO had remained employed by the Company during the applicable severance period.

Vested portion of: (i) TRP benefit—payable at the date of termination. (2) SERP benefit—payable at the later of the termination date or the date the NEO reaches age 55.
Restricted Stock Units

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 years or more of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

		The NEO’s estate is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	The NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	RSUs granted in 2015 and earlier vest in full upon a change in control.

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 or more years of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

45	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Performance Shares

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 years or more of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO’s estate is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

Performance Shares awarded in 2015 and earlier vest in full upon a change in control and payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that if the change in control occurs during the first 6 months of an Incentive Period, Performance Shares are paid at target.

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 or more years of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

Life and Disability Insurance Benefits	None.

NEOs are generally entitled to receive death benefits under individual policies maintained by the Company and owned by the NEO or pursuant to the Company’s group life insurance program applicable to all employees.

NEOs are generally entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits.

For purposes of determining an NEO’s eligibility for retiree life insurance benefits, the NEO is considered to have attained the age and service credit that the NEO would have attained had the NEO remained employed until the end of the severance period.

None.
Excise Tax Gross-up	None.	None.	None.	Payment of an amount sufficient to make each NEO who participated in the TCP prior to April 15, 2010 whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code.	None.
Severance Pay	None.	None.	None.	Lump sum payment calculated in accordance with the TCP.	Lump sum payment calculated in accordance with the TESP for the NEOs who participate in the plan.

The table below discloses the varying amounts payable to each NEO in each of the noted situations. It assumes, in each case, that the executive’s termination was effective as of December 31, 2015. In presenting this disclosure, we describe amounts earned through December 31, 2015, taking into account, where applicable, bonuses paid in 2016 but earned as a result of 2015 performance and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 31, 2015. Some payments would be automatically delayed or modified if required under Section 409A of the Internal

46	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Revenue Code. In addition, receipt of severance benefits under the TESP generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants. The amounts shown in the Change in Control column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event occurred at year-end 2015, in excess of the compensation and benefit entitlements that are payable to an NEO upon Retirement/Voluntary Termination.

Amounts shown for Ms. Martore reflect the terms of her employment agreement, described in the “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” section and in the footnotes to the table.

Potential Payments to NEOs Upon Termination

	Retirement/ Voluntary Termination ($)	Death ($)		Disability ($)		Change in Control (8)(10)(11) ($)		Involuntary Termination without Cause ($)
Gracia C. Martore
Pension	19,319,166	19,319,166		19,319,166		6,731,108		19,319,166
Restricted Stock Units(1)	3,316,745	3,316,745		3,316,745		0		3,316,745
Performance Shares(2)(3)	4,911,018	4,911,018		4,911,018		1,851,855		4,911,018
Life and Disability Insurance Benefits(4)	0	11,930,112	(5)	10,012,234	(7)	0		0
Severance Pay	0	0		0		11,250,000		7,500,000	(12)
Excise Tax Gross-up	0	0		0		8,526,852	(9)	0
Total:	27,546,929	39,477,041		37,559,163		28,359,815		35,046,929
Victoria D. Harker
Pension(6)	0	0		0		0		0
Restricted Stock Units(1)	0	778,839		778,839		1,724,661		0
Performance Shares(2)(3)	0	594,310		594,310		1,737,488		0
Life and Disability Insurance Benefits(4)	0	1,420,000	(5)	3,626,821	(7)	0		0
Severance Pay	0	0		0		2,840,000		2,110,000	(12)
Excise Tax Gross-up	0	0		0		0	(9)	0
Total:	0	2,793,149		4,999,970		6,302,149		2,110,000
David T. Lougee
Pension	150,357	150,357		150,357		2,557		150,357
Restricted Stock Units(1)	597,162	597,162		597,162		695,036		597,162
Performance Shares(2)(3)	527,668	527,668		527,668		1,006,772		527,668
Life and Disability Insurance Benefits(4)	0	3,062,792	(5)	5,712,505	(7)	0		0
Severance Pay	0	0		0		3,598,193		2,087,541	(12)
Excise Tax Gross-up	0	0		0		0	(9)	0
Total:	1,275,187	4,337,979		6,987,692		5,302,558		3,362,728
John A. (Jack) Williams
Pension	4,307,304	4,307,304		4,307,304		1,320,768		4,307,304
Restricted Stock Units(1)	448,807	448,807		448,807		557,542		448,807
Performance Shares(2)(3)	420,851	420,851		420,851		800,941		420,851
Life and Disability Insurance Benefits(4)	0	500,000	(5)	746,408	(7)	0		0
Severance Pay	0	0		0		3,525,000		1,612,500	(12)
Excise Tax Gross-up	0	0		0		2,162,031	(9)	0
Total:	5,176,962	5,676,962		5,923,370		8,366,282		6,789,462

47	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

	Retirement/ Voluntary Termination ($)	Death ($)		Disability ($)		Change in Control (8)(10)(11) ($)		Involuntary Termination without Cause ($)
Todd A. Mayman
Pension	362,503	362,503		362,503		8,605		362,503
Restricted Stock Units(1)	511,249	511,249		511,249		720,104		511,249
Performance Shares(2)(3)	341,645	341,645		341,645		656,072		341,645
Life and Disability Insurance Benefits(4)	0	0	(5)	4,228,655	(7)	0		0
Severance Pay	0	0		0		3,690,000		1,647,500	(12)
Excise Tax Gross-up	0	0		0		1,753,867	(9)	0
Total:	1,215,397	1,215,397		5,444,052		6,828,648		2,862,897

(1)	In addition to the amounts shown in this row:

(a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination, each NEO other than Ms. Harker would receive amounts in respect of RSUs settled in shares of Gannett common stock, as follows: Ms. Martore: $746,261; Mr. Lougee: $190,601; Mr. Williams $143,242; and Mr. Mayman: $163,181.

(b) in the case of Death or Disability, Ms. Harker would receive $248,581 in respect of RSUs settled in shares of Gannett common stock; and

(c) in the case of a change in control of the Company or Gannett, each NEO would receive the following incremental amounts (in excess of what the NEO would receive in the case of his or her Retirement/Voluntary Termination) in respect of RSUs settled in shares of Gannett common stock, as follows: Ms. Martore: $0; Ms. Harker: $377,179; Mr. Lougee: $99,410; Mr. Williams $75,191; and Mr. Mayman: $86,170, in each case calculated based on a per share stock value of $16.29, the closing price of a share of Gannett stock on December 31, 2015.

(2)	The amounts shown in this row represent the aggregate value of Performance Shares for the 2014-2016 and 2015-2017 Incentive Periods, which (a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, are fully vested for Ms. Martore (pursuant to the terms of her award agreement) and otherwise are prorated for Mr. Lougee, Mr. Williams and Mr. Mayman based upon the number of full months the NEO has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $25.52, the closing price of a share of Company stock on December 31, 2015; (b) in the case of Death or Disability, are prorated for Ms. Harker based upon the number of full months she has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $25.52; and (c) in the case of a change in control of the Company, assuming payout to each NEO at 200% of the target amounts for the grants made for the Company’s 2014-2016 Incentive Period and 93% of the target amounts for the grants made for the Company’s 2015-2017 Incentive Period, in each case without proration, and a per share stock value of $25.52, the closing price of a share of company stock on December 31, 2015.

(3)	In addition to the amounts shown in this row, (a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, each of the NEOs (other than Ms. Harker) would receive amounts in respect of Performance Shares for the 2014-2016 Incentive Period settled in shares of Gannett common stock, as follows: Ms. Martore: $654,923; Mr. Lougee: $94,601; Mr. Williams $72,371; and Mr. Mayman: $67,680; assuming payout at 100% of the target amount and a per share stock value of $16.29, the closing price of a share of Gannett stock on December 31, 2015; (b) in the case of Death or Disability, Ms. Harker would receive $120,622 in respect of Performance Shares for the 2014-2016 Incentive Period settled in shares of Gannett common stock; assuming payout at 100% of the target amount and a per share stock value of $16.29, the closing price of a share of Gannett stock on December 31, 2015; and (c) in the case of a change in control of the Company or Gannett, each of the NEOs would receive the following incremental amounts (in excess of what the NEO would receive in the case of his or her Retirement/Voluntary Termination) in respect of Performance Shares for the 2014-2016 Incentive Period settled in shares of Gannett common stock, as follows: Ms. Martore: $654,923; Ms. Harker: $361,866; Mr. Lougee: $189,203; Mr. Williams $144,742; and Mr. Mayman: $135,359, in each case assuming payout to each NEO at 200% of the target amount, without proration, and a per share stock value of $16.29, the closing price of a share of Gannett stock on December 31, 2015.

(4)	In addition to the amounts reported in this row, our NEOs receive certain post-retirement benefits and perquisites:

•	The NEOs (other than Ms. Harker who, as of December 31, 2015, has not satisfied the age and service requirements) receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) supplemental medical insurance coverage for the executive and his or her family; and (iv) generally continue to be permitted to recommend TEGNA Foundation grants to eligible charities up to $15,000 annually for a period of three years after retirement. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. The Company reserves the right, in its sole discretion, to amend or terminate the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

48	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

(5)	In connection with the Company’s life insurance programs:

•	Ms. Martore owns a universal life insurance policy with a face amount equal to the sum of two times the sum of her base salary and last bonus (in each case, at the time of underwriting) plus $200,000, with annual increases based upon Ms. Martore’s level of compensation for a given year up to the maximum benefit approved at the time of underwriting. The face amount of Ms. Martore’s policy will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time Ms. Martore reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of this premium ranges from $10,000-$40,000 per year but is subject to variance pursuant to customary insurance underwriting procedures.

•	NEOs (other than Ms. Martore, who participates in a similar program) may participate in the Company’s Key Executive Life Insurance Program (KELIP). Mr. Lougee, Mr. Williams and Mr. Mayman participate in the KELIP and Ms. Harker has chosen not to participate. Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the executives, which premiums are expected to range between approximately $25,000-$35,000 per participant in 2016. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. As of December 31, 2015, Mr. Lougee, Mr. Williams and Mr. Mayman have the right to receive these benefits. In lieu of receiving a death benefit under an individual insurance policy maintained by the Company, Mr. Mayman receives annual cash payments.

•	Death benefits are payable under individual policies maintained by the Company and owned by Ms. Martore, Mr. Lougee and Mr. Williams in the amounts shown. Included in the table, pursuant to Ms. Martore’s employment contract, upon a termination of employment as a result of death, her estate would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) her base salary as of the date of death and (b) the greater of (i) her most recent annual bonus as of the date of death, or (ii) the average of her three most recent annual bonuses as of the date of death.

•	Ms. Harker continues to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus).

•	In addition to the reported amount, the Company would continue to provide supplemental medical insurance coverage for the eligible dependents of Ms. Martore, Mr. Lougee, Mr. Williams and Mr. Mayman in addition to the regular post-retirement medical insurance coverage available to them on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $10,000 for each of Ms. Martore, Mr. Lougee, Mr. Williams and Mr. Mayman. Ms. Harker is not eligible to receive this benefit.

(6)	The amounts shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.
(7)	In connection with the Company’s disability benefits programs:

•	Each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 31, 2015, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

•	Ms. Martore is entitled to disability benefits under her employment contract in the event that the Company terminates her employment due to a disability that the Company’s Board of Directors determines has incapacitated her or can reasonably be expected to incapacitate her from performing her duties for six months, but does not qualify her to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of her termination. Under such circumstances, Ms. Martore is entitled to a disability benefit equal to the benefit she would have been entitled to receive under the Company’s disability plans applicable to all employees if she had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit Ms. Martore becomes eligible to receive under the Company’s disability plans applicable to all employees. Included in the table, pursuant to her employment contract, upon a termination of employment as a result of disability, Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) her base salary as of the date of termination and (b) the greater of (i) her most recent annual bonus as of the date of termination, or (ii) the average of her three most recent annual bonuses as of the date of termination.

•	In the event that Ms. Harker, Mr. Lougee, Mr. Williams or Mr. Mayman become disabled they would be entitled to receive disability benefits under the Company’s disability plans, including: for the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

(8)	The amounts sets forth in this column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event occurred at year-end 2015. These amounts would be in excess of the compensation and benefit entitlements described in this Proxy Statement that are payable to an NEO upon Retirement/Voluntary Termination absent a change in control.
(9)

This amount represents the excise tax gross-up amount received by the NEO. In calculating these amounts, the following assumptions were used to estimate excise tax gross-up amounts for each of Ms. Martore, Mr. Lougee, Mr. Williams and Mr. Mayman: the portion of the Performance Share payment treated as a change in control payment is equal to the amount by which the Performance Share payment set forth in the table above exceeds the amount of the Performance Share payment set forth in the Retirement/Voluntary Termination table; in turn, such excess amount (which is performance-based pay) is treated as reasonable compensation for services rendered prior to the change in control. Ms. Harker is not entitled to

49	2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

receive an excise tax gross-up under the TCP. In the event that Ms. Harker was subject to the excise tax under Code Section 4999, her change in control benefits would be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put her in a better after-tax position. The full amount of Ms. Harker’s severance is reflected in the table without giving effect to any such potential reduction.
(10)	In addition to the amounts reported in this column, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Ms. Martore—$157,325, Ms. Harker—$23,144, Mr. Lougee—$131,864, Mr. Williams—$194,105, and Mr. Mayman—$27,427. Each NEO also would receive post-termination perquisites with the same respective values described in footnote 4 of this table.
(11)	In addition to the benefits afforded under the TCP, our NEOs also would receive other benefits under the SERP and the DCP upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

(12)	These amounts represent payments NEOs may be entitled to receive under the TEGNA Inc. Executive Severance Plan (TESP), which provides severance payments to the NEOs (other than Ms. Martore) and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment. Included in the table, pursuant to her employment contract, upon an involuntary termination of employment without cause, Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) her base salary as of the date of termination and (b) the greater of (i) her most recent annual bonus as of the date of termination, or (ii) the average of her three most recent annual bonuses as of the date of termination.

Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract.

The Company may terminate the employment of Ms. Martore for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by Ms. Martore to perform the duties described in her employment contract, which she does not remedy within 30 days after receipt of written notice; (3) the material breach by Ms. Martore of certain provisions of her employment contract, which she does not remedy within 30 days after receipt of written notice; or (4) conviction of Ms. Martore of a felony. In the event of termination of employment for good cause, Ms. Martore would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in this Proxy Statement, certain other vested rights (e.g., 401(k) Plan and DCP benefits) and her RSUs and Performance Shares.

Ms. Martore may terminate her employment for “good reason.” “Good reason” would be deemed to exist if: (1) Ms. Martore is not elected or retained in her current positions (or such other senior executive position as she may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Ms. Martore’s employment contract; (3) the Company materially breaches the applicable agreement with Ms. Martore, or (4) the Company changes the principal geographic location of the performance of Ms. Martore’s duties away from the Washington, D.C. metropolitan area. In the event of termination of employment by Ms. Martore for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to Ms. Martore upon early retirement, which currently include cash severance payments equivalent in amount to those payable to her estate, as described in the footnotes to the “Potential Payments to NEOs Upon Termination” table.

50	2016 PROXY STATEMENT

Proposal 3—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

As required by the Dodd-Frank Act we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 15-50 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2015, strongly align the interests of our NEOs with those of our shareholders and also permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 36 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the shareholders of TEGNA Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

The approval of this Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

At least once every six years, we are required by the Dodd-Frank Act to provide shareholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. At our 2011 annual meeting, our shareholders voted in favor of holding such advisory votes on an annual basis. Accordingly, at that time, the Board determined that the Company’s policy will be to include an advisory vote on executive compensation in the Company’s annual meeting proxy materials every year until the next required frequency vote is held in 2017.

51	2016 PROXY STATEMENT

Director Compensation

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Company paid its directors the following compensation for the 2015-2016 director compensation year:

•	an annual retainer of $100,000, payable in cash quarterly, which retainer may be deferred under the DCP;

•	an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•	an annual equity grant in the form of restricted stock units with a grant date value equal to $125,000;

•	travel accident insurance of $1,000,000; and

•	a match from the TEGNA Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

The annual equity grant is made to directors on the first day of the compensation year for directors. These awards of restricted stock units vest at a rate of 1/4th of the shares per quarter after the grant date, receive dividends or, if deferred, dividend equivalent rights and, once vested, shall not be paid out but are to be held by the Company for the benefit of the director until the director leaves the Board and shall be delivered to the director on that date. Restricted stock units will fully vest if a non-employee director leaves the Board due to death or disability. Restricted stock units that are not vested on the date the director leaves will be forfeited.

If a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws, all of the director’s restricted shares and restricted stock units shall fully vest upon such retirement, and any SOs held by a director who has served at least three years shall fully vest upon such retirement. Restricted stock units, restricted shares and SOs also automatically vest upon a change of control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted stock units, restricted shares and unvested SOs are forfeited, except that, if the director leaves after having completed (i) at least three full years of service on the Board, the director’s SOs will vest for one additional year and the director will have that extra year to exercise any vested SOs, (ii) at least six full years of service on the Board, the director’s SOs will vest for two additional years of added vesting and exercise time, and (iii) nine or more full years of service on the Board, the director’s SOs will vest for three additional years and exercise time. All unvested SOs will continue to vest during such post-termination exercise period in accordance with the original vesting schedule.

Directors may elect to defer their cash retainer under the Company’s Deferred Compensation Plan (“DCP”), which for cash fee deferrals provides for the same investment choices, including mutual funds and a TEGNA stock fund, made available to other DCP participants. Fees paid as restricted stock units and deferred at the election of the director must be invested in the TEGNA stock fund of the DCP.

The Committee amended the Company’s Principles of Corporate Governance, effective as of December 9, 2014, to eliminate a prior requirement that new directors purchase at least 1,000 shares of Company stock upon joining the Board of Directors. Instead, the Company’s stock ownership guidelines encourage directors to own, directly, beneficially, or through the DCP, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline. All of our non-employee directors have either met or are on track to meet their stock ownership guideline.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 31, 2015. Ms. Martore received no separate compensation for her service as a director and therefore is not included in the following table.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(1)	ALL OTHER COMPENSATION ($)(2)	TOTAL ($)
John E. Cody(3)(5)	49,167	125,000	0	174,167
Howard D. Elias(3)	85,000	125,000	10,000	220,000
Lidia Fonseca	66,667	125,000	0	191,667
Jill Greenthal(4)	50,000	104,163	10,000	164,163
John Jeffry Louis(5)	20,000	125,000	0	145,000
Marjorie Magner	209,167	125,000	10,000	344,167
Scott K. McCune	95,833	125,000	0	220,833
Henry W. McGee(3)(4)	50,000	104,163	0	154,163
Susan Ness	95,833	125,000	2,450	223,283
Bruce P. Nolop(4)	76,667	125,000	3,000	204,667
Tony A. Prophet(3)(5)	16,667	125,000	0	141,667
Neal Shapiro(3)	109,167	125,000	10,000	244,167

52	2016 PROXY STATEMENT

DIRECTOR COMPENSATION

(1)	Amounts shown in these columns reflect the compensation paid to each director for 2015 based upon the form in which the director elected to receive his or her meeting fees, retainer fees and long-term award during the 2014-2015 director compensation period and his or her retainer fees and long-term award during the 2015-2016 director compensation period. Amounts in the stock awards columns represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 9 to the Company’s 2015 audited financial statements.
(2)	Represents charitable gifts matched by the TEGNA Foundation pursuant to the TEGNAMatch program. The TEGNAMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.
(3)	For the 2014-2015 director compensation period, Messrs. Elias, Prophet and Shapiro each deferred all payments he received in the form of restricted stock. For the 2015-2016 director compensation period, Mr. McGee and Mr. Prophet each deferred all payments he received in the form of cash and Mr. Cody deferred 50% of all payments he received in the form of cash.
(4)	The cash compensation of Ms. Greenthal, Mr. McGee and Mr. Nolop reflects the fact that they each joined the Board during the middle of 2015.
(5)	Mr. Cody, Mr. Louis and Mr. Prophet each resigned from the Board immediately prior to the effectiveness of the Spin-off on June 29, 2015 to become directors of Gannett Co, Inc. The stock awards that each of Mr. Cody, Mr. Louis and Mr. Prophet received for the 2015-2016 director compensation period were each converted into an award solely in respect of Gannett common stock in connection with the Spin-off, with the number of shares subject to each award adjusted in a manner intended to preserve the aggregate intrinsic value of the grants.

Director Compensation and Ownership Guidelines for 2016-2017

In December 2015, the Executive Compensation Committee modified the compensation plan for the directors, effective as of the 2016 Annual Meeting, to (1) permit directors to defer their annual equity grants under the DCP, and (2) pay out directors’ restricted stock units upon vesting (unless the director has elected to defer his or her restricted stock units under the DCP), discontinuing the Company’s policy of requiring that directors’ vested restricted stock units and restricted shares be held by the Company for the benefit of the director until the director leaves the Board.

Outstanding Director Equity Awards at Fiscal Year-End

NAME	RESTRICTED STOCK AWARDS (VESTED/ UNVESTED) (#)	STOCK OPTION AWARDS (#) (EXERCISABLE/ UNEXERCISABLE)
Howard D. Elias	42,408/4,255	26,368/1,954
Lidia Fonseca	4,545/2,143	0/0
Jill Greenthal	1,783/1,783	0/0
Marjorie Magner	40,558/4,255	0/0
Scott K. McCune	11,515/4,255	7,813/0
Henry W. McGee	1,783/1,783	0/0
Susan Ness	9,515/4,255	0/0
Bruce P. Nolop	2,142/2,143	0/0
Neal Shapiro	24,073/4,255	48,827/1,954

53	2016 PROXY STATEMENT

Equity Compensation Plan Information

The table below sets forth the following information as of the end of the Company’s 2015 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A)) (C)
Equity compensation plans approved by shareholders(1)	5,629,057	$14.09(2)	33,076,862
Equity compensation plans not approved by shareholders(3)	220,992		4,641,379
Total	5,850,049		37,718,241

(1)	The equity compensation plan approved by the Company’s shareholders is the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010) (the “2010 Plan”). The number in column (a) includes 1,727,813 shares subject to outstanding SOs, 2,517,250 shares subject to outstanding unvested restricted stock unit grants and 1,282,994 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 691,997 and 33,768,994 shares would remain available for future issuance under the Company’s equity compensation plans.
(2)	Represents the weighted-average exercise price of the outstanding SOs granted under the 2010 Plan.
(3)	The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock or restricted stock unit grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding SOs, warrants and rights as a result of deferrals of grants made under the 2010 Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

54	2016 PROXY STATEMENT

Securities Beneficially Owned by Directors,

Executive Officers and Principal Shareholders

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2015, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

NAME OF BENEFICIAL OWNER(1)	SHARES OWNED(2)	PERCENT OF CLASS
The Vanguard Group, Inc (3)	18,561,220	8.37%
BlackRock, Inc. (4)	12,609,129	5.7%
Gracia C. Martore	761,422	*
Victoria D. Harker	101,257	*
David T. Lougee	133,316	*
John A. (Jack) Williams	118,743	*
Todd A. Mayman	108,492	*
Howard D. Elias	42,607	*
Lidia Fonseca	7,688	*
Jill Greenthal	3,566	*
Marjorie Magner	31,830	*
Scott K. McCune	31,583	*
Henry W. McGee	3,566	*
Susan Ness	14,770	*
Bruce P. Nolop	4,285	*
Neal Shapiro	57,316	*
All directors and executive officers as a group (18 persons including those named above)	1,487,518	*

*	Less than one percent.
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107.
(2)	The following shares of common stock are included in the table because they may be acquired pursuant to (a) SOs exercisable by May 6, 2016: Ms. Martore-570,387; Mr. Lougee-16,847; Mr. Williams-13,185; Mr. Mayman-40,288; Mr. Elias-28,322; Mr. McCune-7,813; Mr. Shapiro-50,781; and all directors and executive officers as a group-743,980, and (b) RSUs granted to executives which vested on December 31, 2015, but will be payable by the Company if the executive has a termination of employment prior to May 6, 2016: Ms. Martore-12,781; Ms. Harker-4,688; Mr. Lougee-5,010; Mr. Williams-4,205; Mr. Mayman-3,476; and all executive officers as a group-35,260. The table also includes 1,072 shares of common stock for each of Mr. Elias, Ms. Fonseca, Ms. Magner, Mr. McCune, Ms. Ness, Mr. Nolop and Mr. Shapiro and 892 shares of common stock for each of Ms. Greenthal and Mr. McGee, in each case because they may be acquired pursuant to RSUs that will vest by May 6, 2016.
(3)	Based upon information as of December 31, 2015, contained in a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 414,383 shares, sole dispositive power over 18,137,837 shares and shared dispositive power over 423,383 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)	Based upon information as of December 31, 2015, contained in a Schedule 13G filed with the SEC on February 9, 2016 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 10,668,823 shares and sole dispositive power over 12,609,129 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

55	2016 PROXY STATEMENT

Investment in TEGNA Stock by Directors and Executive Officers

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Gracia C. Martore	President and CEO, Director	782,131
Victoria D. Harker	Executive Vice President and CFO	106,462
David T. Lougee	President/TEGNA Media	139,037
John A. (Jack) Williams	President/TEGNA Digital	119,848
Todd A. Mayman	EVP/Chief Legal and Administrative Officer	125,465
Howard D. Elias	Director	89,377
Lidia Fonseca	Director	7,688
Jill Greenthal	Director	3,566
Marjorie Magner	Director	58,668
Scott K. McCune	Director	31,583
Henry W. McGee	Director	3,566
Susan Ness	Director	14,770
Bruce P. Nolop	Director	4,285
Neal Shapiro	Director	82,510
All directors and executive officers as a group (18 persons including those named above)		1,637,414

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, fully vested shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Ms. Martore-20,709; Ms. Harker-5,205; Mr. Lougee-5,722; Mr. Williams-1,105; Mr. Mayman-16,973; Mr. Elias-46,770; Ms. Magner-26,838; Mr. Shapiro-25,194; and all directors and executive officers as a group-149,895. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

56	2016 PROXY STATEMENT

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

57	2016 PROXY STATEMENT

General Information

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2016 Annual Meeting of Shareholders to be held on May 5, 2016 at 10:00 a.m. ET at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the ten director nominees nominated by the Board of Directors, each to hold office until the Company’s 2017 Annual Meeting of Shareholders;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

Proposal 3—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6677 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, TEGNA Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 28, 2016. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6677.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 7, 2016, which is the record date for the Annual Meeting (the “Record Date”), then you may attend and vote at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification. If you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 218,617,344 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

58	2016 PROXY STATEMENT

GENERAL INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How can I get electronic access to the proxy materials?

This Proxy Statement and the Company’s 2015 Annual Report may be viewed online on the Company’s investor relations website at investors.tegna.com. You can also elect to receive an email that will provide an electronic link to future annual reports and Proxy Statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at investors.tegna.com. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or via the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions,

59	2016 PROXY STATEMENT

GENERAL INFORMATION

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1 and the non-binding advisory vote described in Proposal 3). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm and the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other two proposals.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment Plan, the TEGNA 401(k) Savings Plan or in the Gannett Co., Inc. 401(k) Savings Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the TEGNA 401(k) Savings Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other TEGNA 401(k) Savings Plan participants. All shares in the Gannett 401(k) Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other Gannett 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2017 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2017 Annual Meeting, a shareholder proposal must be submitted in writing to TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 18, 2016. A shareholder who wishes to present a proposal or nomination at the Company’s 2017 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal or nomination to the Company at the same address no earlier than January 5, 2017 and no later than January 25, 2017. The Company’s By-laws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

60	2016 PROXY STATEMENT

GENERAL INFORMATION

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2016 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2016 Annual Meeting, during normal business hours, for a period of ten days before the 2016 Annual Meeting and during the 2016 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2015 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2015 Annual Report, he or she may contact the Company’s Secretary at TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-7000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2015 Annual Report?

A copy of our 2015 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2015 Annual Report over the Internet, at www.investorelections.com/tgna, by toll-free telephone call (in the U.S. and Canada) to 1-866-870-3684, or by email at paper@investorelections.com. Please put “TGNA Materials Request” in the subject line and include the 11-digit control number presented on the Notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2015 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2015 Annual Report and 2015 Form 10-K are also available through the Company’s website at www.tegna.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

61	2016 PROXY STATEMENT

Other

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 18, 2016

62	2016 PROXY STATEMENT

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS: The Board’s Nominees are: FOR AGAINST ABSTAIN 1a. Howard D. Elias 1b. Lidia Fonseca FOR AGAINST ABSTAIN 1f. Scott K. McCune 1g. Henry W. McGee Please fold here – Do not separate 1c. Jill Greenthal 1d. Marjorie Magner 1e. Gracia C. Martore 1h. Susan Ness 1i. Bruce P. Nolop 1j. Neal Shapiro 2. COMPANY PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year. 3. COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers. For Against Abstain For Against Abstain THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. Date Signature(s) in Box Please sign EXACTLY as your name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

TEGNA INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, May 5, 2016 10:00 a.m. TEGNA Inc. 7950 Jones Branch Drive McLean, VA 22107 TEGNA Inc. 7950 Jones Branch Drive McLean, VA 22107 Proxy TEGNA This Proxy is Solicited on Behalf of the Board of Directors Annual Meeting of Shareholders — May 5, 2016 The undersigned hereby appoints Gracia C. Martore and Todd A. Mayman, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 5, 2016 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting. Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations. Voting Instructions For TEGNA Inc.’s 2016 Annual Meeting of Shareholders TEGNA Inc. shareholders of record on March 7, 2016 may vote their shares for matters to be covered at the Company’s 2016 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options. Vote By Phone — 1-866-883-3382 Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 4, 2016. Have your proxy card in hand when you call. You will be provided with simple voting instructions. Vote by the Internet — www.proxypush.com/tgna Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 4, 2016. Have your proxy card in hand. You will be provided with simple voting instructions. Vote By Mail Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 4, 2016. If you are a current or former employee of TEGNA Inc. and own shares of TEGNA common stock through the TEGNA 401(k) Savings Plan or the Gannett Co., Inc. 401(k) Savings Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on April 30, 2016. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on April 30, 2016, the plan shares credited to your 401(k) account will be voted in the same proportions as the proxy votes which were timely and properly submitted by other plan participants. If you vote by phone or the Internet, please do not mail your proxy card. THANK YOU FOR VOTING.